--------------------------------------------------------------------------------
                           SCHEDULE 14A INFORMATION


          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )



Filed by the Registrant                                                  [X]
Filed by a Party other than the Registrant                               [ ]


Check the appropriate box:

[ ] Preliminary Proxy Statement         [ ]  Confidential, for Use of the
                                             Commission Only (as permitted)
                                             by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12




                              CENTURA BANKS, INC.
               (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

2)   Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)   Proposed maximum aggregate value of transaction:

5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule, or Registration Statement No.:

3) Filing Party:

4) Date Filed:

--------------------------------------------------------------------------------

March 11, 1998


Dear Shareholder:

     The 1998 Annual Meeting of Shareholders of Centura Banks, Inc. will be held at 10:00 a.m. on Wednesday, April 15, 1998, in the Dunn Center, North Carolina Wesleyan College, 3400 N. Wesleyan Blvd., Rocky Mount, North Carolina. The meeting agenda is described in the attached Notice of Annual Meeting and Proxy Statement.

     If you are a shareholder of record, we urge you to send in your proxy promptly for the Annual Meeting, whether or not you plan to attend. Giving your proxy will not affect your right to vote in person if you attend. See the attached Proxy Statement for further information regarding your rights to vote your proxy.

     Centura's audited financial statements and other required disclosures are presented in the 1997 Annual Report on Form 10-K, a copy of which accompanies the Proxy Statement. Centura's 1997 Annual Report to shareholders has been mailed to you under separate cover.

     While I hope you will review all of this year's Proxy Statement carefully, I would particularly address your attention to its discussion of corporate governance. During 1997, the Centura Board, acting through its Corporate Governance Committee, engaged in the difficult work of assessing, among other things, its own composition in light of the corporation's needs both today and for the future. As a result, the Board determined to move over time both to a smaller size and a more diverse composition. Implementation of this decision required leadership and, as they have done so many times in the past, Bob Mauldin and Dick Futrell provided it. Bob and Dick have graciously volunteered to resign prior to the completion of their current terms as Centura directors, thus enabling us to begin promptly the changes that will result in a Board that can provide continuing leadership in the rapidly changing environment that we face. Directors Bill Hoover and Joe Wallace have also volunteered to leave the Board on April 15, further assisting the process of change and renewal. On behalf of the Board, management and the employees of Centura, I would like to publicly thank all of these gentlemen for their extraordinary contributions in the past and to wish them the very best in the future.

     We would like to welcome as shareholders those persons who purchased Centura's stock during 1997.


                                        Sincerely,

[GRAPHIC OMITTED]



                                        /s/ Cecil W. Sewell, Jr.
                                        Cecil W. Sewell, Jr.
                                        Chairman of the Board and
                                        Chief Executive Officer



                 YOUR PROXY IS IMPORTANT...PLEASE VOTE PROMPTLY

                               [GRAPHIC OMITTED]


                            134 North Church Street
                       Rocky Mount, North Carolina 27804


                   ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 April 15, 1998
                   ----------------------------------------
     Notice is hereby given that the annual meeting of the shareholders of Centura Banks, Inc. will be held in the Dunn Center, North Carolina Wesleyan College, 3400 N. Wesleyan Blvd., Rocky Mount, North Carolina on Wednesday, April 15, 1998, at 10:00 a.m. for the following purposes:

      1. To elect eight Class II directors for terms of three years and two Class III directors for terms of one year;

      2. To act on a proposal to amend the Centura Banks, Inc. Omnibus Equity Compensation Plan (the "Omnibus Plan") to increase the aggregate number of shares of common stock of Centura Banks, Inc. available for awards under the Omnibus Plan; and

      3. To act upon such other matters as may properly come before said meeting and any adjournment thereof.

     Only shareholders of record at the close of business on February 27, 1998, will be entitled to notice of and to vote at the annual meeting.


                                        /s/ Cecil W. Sewell, Jr.
                                        Cecil W. Sewell, Jr.
                                        Chairman of the Board and
                                        Chief Executive Officer

March 11, 1998


YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. YOU ARE REQUESTED TO FILL IN, DATE, SIGN, AND RETURN THE PROXY SUBMITTED HEREWITH IN THE ENCLOSED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

                              CENTURA BANKS, INC.
                            134 NORTH CHURCH STREET
                       ROCKY MOUNT, NORTH CAROLINA 27804


                                PROXY STATEMENT


                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

                                APRIL 15, 1998

     This proxy statement is furnished to all shareholders in connection with the solicitation by the Board of Directors of Centura Banks, Inc. ("Centura") of proxies to be used at the annual meeting of shareholders to be held in the Dunn Center, North Carolina Wesleyan College, 3400 N. Wesleyan Blvd., Rocky Mount, North Carolina, at 10:00 a.m. on April 15, 1998, and at all adjournments thereof (the "Annual Meeting").

     The matters to be considered and voted upon at the Annual Meeting will be:
(1) election of eight Class II directors for terms of three years and two Class III directors for terms of one year; (2) voting on a proposal to amend the Centura Banks, Inc. Omnibus Equity Compensation Plan (the "Omnibus Plan") to increase the aggregate number of shares of common stock of Centura available for awards under the Plan and (3) action upon such other matters as may properly come before the Annual Meeting and any adjournment thereof.

     This proxy statement and the accompanying proxy are being mailed on or about March 11, 1998.


                                    PROXIES

     A proxy for use at the Annual Meeting is enclosed. Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised by filing with Cecil W. Sewell, Jr., Chairman of the Board and Chief Executive Officer of Centura, an instrument revoking it, or by executing a proxy bearing a later date, or by attending the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation that are not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the nominees for election to the Board of Directors and the proposed amendment to the Omnibus Plan. The Board of Directors is not aware of any other matters that may be presented for consideration at the Annual Meeting, but, if other matters do properly come before the meeting, it is intended that all shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

     Solicitation of proxies may be made in person or by mail, or by telephone or facsimile transmission, by directors, officers, and regular employees of Centura, none of whom will be specially compensated therefor. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and secure voting instructions, if necessary, and will be reimbursed for the reasonable out-of-pocket expenses incurred in sending such solicitation materials to beneficial owners. Centura has retained W. F. Doring & Company to aid in the solicitation of proxies and to verify certain records relating to the solicitation at a fee not to exceed $3,000 plus expenses.

     The persons named on the proxy to represent shareholders at the Annual Meeting are Ernest L. Evans of Ahoskie, North Carolina, and Robert L. Hubbard of Henderson, North Carolina.

     The costs of preparing, assembling, and mailing this proxy statement and proxies and the costs associated with the solicitation of such proxies will be borne by Centura. Shareholders are urged to return their proxies without delay.



                                 VOTING RIGHTS

     The Board of Directors of Centura has fixed the close of business on February 27, 1998, as the record date (the "Record Date") for the determination of shareholders of Centura entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 25,980,541 shares of the common stock of Centura, no par value per share ("Centura Common Stock"), issued and outstanding and held by holders of record. Each share of Centura Common Stock issued and outstanding as of the Record Date is entitled to one vote on each matter to be voted on at the Annual Meeting.

     Of the 25,980,541 shares of Centura Common Stock outstanding on the Record Date, 1,321,548 shares (representing 5.1%) were held by the Trust Department of Centura's wholly-owned subsidiary, Centura Bank ("Centura Bank"), in a fiduciary capacity, which shares are included in the total outstanding shares eligible to vote or to be counted in determining the total number of shares entitled to vote on each matter to be voted on at the Annual Meeting.

     Some of Centura's shareholders are participants in the Centura Banks, Inc. Dividend Reinvestment Stock Purchase Plan (the "Dividend Reinvestment Plan") and, as such, are beneficial owners of shares that are held of record by Registrar and Transfer Company, Cranford, New Jersey ("R&T"), as agent under the Dividend Reinvestment Plan. Such shares are eligible to vote and be counted at the Annual Meeting and, under the terms and conditions of the Dividend Reinvestment Plan, R&T will vote such shares in accordance with the directions of shareholders. Shareholders participating in the Dividend Reinvestment Plan will be mailed a copy of the notice of the Annual Meeting, a copy of this proxy statement, and a proxy that will be used to direct the voting of shares of Centura Common Stock held of record by R&T under such plan. Should the shareholder fail to execute and deliver the proxy to R&T prior to the Annual Meeting, R&T will not vote said shares. Rights of shareholders to direct voting under the Dividend Reinvestment Plan arise and are created solely under said plan.

     Also included among the total number of shares entitled to vote and be counted at the Annual Meeting are shares held by Centura Bank as trustee (the "Trustee") under the Centura Banks, Inc. 401(k) Plan (the "401(k) Plan"). Each participant under the 401(k) Plan is entitled to direct the Trustee as to the manner in which the shares of Centura Common Stock allocated to such participant's Centura Common Stock fund under the 401(k) Plan are to be voted. Each such participant is being mailed a copy of the notice of the Annual Meeting, a copy of this proxy statement, and a proxy that will be used to direct the voting of shares of Centura Common Stock allocated to a participant's Centura Common Stock fund under the 401(k) Plan. Upon receipt of the proxies and tabulation of the vote of the participants under the 401(k) Plan, the Trustee will vote the Centura Common Stock held under the 401(k) Plan as instructed. Any shares of Centura Common Stock held under the 401(k) Plan that are eligible to vote but as to which the Trustee receives no voting instructions will be voted by the Trustee in its discretion. Rights of shareholders to direct voting under the 401(k) Plan arise and are created pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), and the terms of the plan.


                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS

     The Restated Articles of Incorporation of Centura require that the Board of Directors be comprised of not less than 15 nor more than 30 members, as specified in the Bylaws of Centura, divided into three classes that are equal or nearly equal in number to each other. Centura's organizational documents authorize the Board of Directors to amend the Bylaws from time to time to specify the number of members of the Board within the range just mentioned. The term of one class expires each year, with the terms of Class II directors expiring at the Annual Meeting.

     During 1997, the Board of Directors determined that it was necessary to consider in a formal way a number of issues relating to the governance of Centura, including particularly the structure, composition and governance of the Board itself. To that end, the Board appointed a Corporate Governance Committee, whose members included Robert R. Mauldin, who served as chairman, Thomas A. Betts, Jr., Robert L. Hubbard, Frank L. Pattillo and Charles P. Wilkins. The Corporate Governance Committee's work in 1997 included a review of relevant literature on the topic and a survey of Centura's directors. At the conclusion of this work, the committee presented findings to the Board that recommended, among other things, a reduction in the size of the Board and of the number of present and former Centura officers who are members of the Board. In order to allow the prompt implementation of this recommendation of the Corporate Governance Committee, Messrs. Mauldin and J. Richard Futrell, Jr., each of whom is a former chairman of the Board, voluntarily resigned from the Board in December 1997, effective April 15, 1998, the date of the Annual Meeting. In February 1998, William D. Hoover, an Executive Vice President of Centura Bank, and Joseph L. Wallace, Jr., retired President of Mid-South Bank and Trust Company (now merged into Centura Bank), also voluntarily resigned from the Board effective April 15, 1998, to assist in the implementation of the Corporate Governance Committee's recommendations on Board structure.

     The Corporate Governance Committee also recommended that the Board's membership be broadened over time in terms of diversity of personal and professional experience. To that end, the Board, acting through the Nominating Committee, instituted a search for new board members. As a result of this activity, the Nominating Committee recommended to the Board the nomination of Bernard W. Franklin, President of Saint Augustine's College, Raleigh, North Carolina, and Susan E. Gravely, President of Vietri, Inc., a wholesale distributor of Italian dinnerware and decorative accessories located in Hillsborough, North Carolina, to serve as Centura directors.

     At its meeting on February 18, 1998, the Board of Directors amended the Bylaws to provide that the number of directors of Centura would be twenty-three, comprised of eight Class I directors, eight Class II directors and seven Class III directors. The Board of Directors then nominated the eight persons named below for election as Class II directors and nominated Dr. Franklin and Ms. Gravely to serve as Class III directors. If elected, each of the persons nominated to serve as a Class II director shall serve a term of three years or until his successor is elected and qualified and each of the persons nominated to serve as a Class III director shall serve a term of one year or until his or her successor is elected and qualified. The Bylaws of Centura provide that a vacancy in the Board of Directors may be filled only by the Board of Directors. Shareholders may not vote for a greater number of persons than the number of nominees named herein.

     The persons nominated below will be elected if they receive a plurality of the votes cast for their election. Unless authority is withheld on the proxy, all proxies received in response to this solicitation will be voted for the election of the persons nominated below, except that if any of said persons shall become unavailable for election, such proxies will be voted for the election of such persons as management shall designate in substitution for the nominees so unavailable. Management has no reason to believe that any of its nominees will be unavailable for election.

     The Board of Directors recommends the election of the persons named below as directors at the Annual Meeting. With respect to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange (the "NYSE"), brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. Under applicable North Carolina law, a broker non-vote will have no effect on the outcome of the election of directors.

                                   NOMINEES



                                                                                                     Term To
                                                                                                    Expire At
                                             Principal Occupation And Business        Director     Meeting For
Name                          Age (1)        Experience For The Past Five Years         Since       The Year      Class
--------------------------   ---------   -----------------------------------------   ----------   ------------   ------
C. Wood Beasley                 68       President, Wood Beasley Farms, Inc.           1990           2001         II
Thomas A. Betts, Jr. (2)        56       Since November 3, 1997, Senior                1990           2001         II
                                         Insurance Officer, Centura Insurance
                                         Services, Inc.; prior to that date,
                                         partner, Betts & Company (insurance
                                         broker and agent)
Bernard W. Franklin (3)         45       President, Saint Augustine's College           N/A           1999         III
                                         since March 31, 1995; prior to that,
                                         President, Livingstone College,
                                         Salisbury, NC.
Susan E. Gravely                47       President, Vietri, Inc. (wholesale             N/A           1999         III
                                         distributor of Italian dinnerware and
                                         decorative accessories)
Joseph H. Nelson(4)             66       Chairman and President, Davenport             1996           2001         II
                                         Motor Company (automobile sales)
Dean E. Painter, Jr.(5)         54       Chairman, CLG, Inc. (technology               1996           2001         II
                                         leasing) (6)
Frank L. Pattillo               55       Group Executive Officer, Centura, since       1990           2001         II
                                         February 1997; Group Executive
                                         Officer and Chief Financial Officer,
                                         Centura, from April 1996 to February
                                         1997; prior to that, Senior Executive
                                         Vice President and Chief Financial
                                         Officer, Centura
George T. Stronach III          57       Real Estate Developer                         1996           2001         II
Alexander P. Thorpe III         60       President, Thorpe & Company, Inc.             1990           2001         II
                                         (investment company)
William H. Wilkerson            51       Group Executive Officer, Centura, since       1990           2001         II
                                         April 1996; prior to that, Senior
                                         Executive Vice President, Centura

---------
(1) As of April 15, 1998.

(2) Betts & Company was acquired by Centura on November 3, 1997. Prior to such acquisition, Betts & Company was not affiliated with Centura or any of its subsidiaries; however, Mr. Betts was a director of Centura prior to such acquisition.

(3) Dr. Franklin also serves as a director of Food Lion, Inc.

(4) Mr. Nelson also serves as a director of Commonwealth Dealers Life Insurance Co.

(5) Mr. Painter also serves as a director of CCAir, Inc.

(6) CLG, Inc. was acquired by Centura in November 1996, and is maintained as a subsidiary of Centura Bank. Prior to such acquisition, CLG, Inc. was not affiliated with Centura or any of its subsidiaries.

                        DIRECTORS CONTINUING IN OFFICE



                                                                                                           Term To
                                                                                                          Expire At
                                                   Principal Occupation And Business          Director   Meeting For
Name                             Age (1)          Experience For The Past Five Years            Since     The Year    Class
------------------------------- --------- -------------------------------------------------- ---------- ------------ ------
Richard H. Barnhardt               63     President, Properties, Inc. (real estate             1990         2000        I
                                          development)
H. Tate Bowers                     60     Chief Executive Officer, Bowers Fibers, Inc.         1996         1999       III
                                          (textile manufacturer)
Ernest L. Evans                    53     President, ELE, Inc., (agri-business management      1996         2000        I
                                          company)
John H. High                       61     President, John H. High & Co., Inc. (real estate     1990         1999       III
                                          development)
Michael K. Hooker (2)              52     Chancellor, University of North Carolina at          1996         2000        I
                                          Chapel Hill since July 1995; prior to that,
                                          President, University of Massachusetts
Robert L. Hubbard                  63     President and CEO, RLH Associates since              1990         1999       III
                                          January 1, 1997 (management consultants);
                                          prior to that, Vice Chairman, Americal
                                          Corporation (hosiery manufacturer)
William H. Kincheloe(3)            60     President, Bulluck Furniture Company, Inc. and       1990         2000        I
                                          Wildwood Lamps and Accents, Inc.
Charles T. Lane(4)                 66     Partner, Poyner & Spruill, L.L.P. (Attorneys at      1990         2000        I
                                          law)
O. Tracy Parks, III                54     Partner, Parks, Pate & Scarborough, L.L.P.           1990         2000        I
                                          (Attorneys at law)
William H. Redding, Jr.            61     President, Acme-McCrary Corporation (textile         1995         1999       III
                                          manufacturer)
Charles M. (Terry) Reeves III      54     President, Reeves Properties, Inc. (real estate      1990         1999       III
                                          development)
Cecil W. Sewell, Jr.               51     Chairman of the Board, Chief Executive Officer,      1990         2000        I
                                          and President, Centura, since February, 1997;
                                          President and Chief Operating Officer,
                                          Centura, from 1993 through January, 1997;
                                          prior to that Senior Executive Vice President,
                                          Centura
Charles P. Wilkins                 53     Partner, Broughton, Wilkins, Webb, & Sugg,           1996         2000        I
                                          P.A. (Attorneys at law)

---------
(1) As of April 15, 1998.

(2) Dr. Hooker also serves as a director of 360 Degree Communications.

(3) Mr. Kincheloe also serves as a director of North Carolina Railroad Company.


(4) In November 1993, Mr. Lane pled guilty without a trial to a violation of a Federal law regarding private cellular telephone communications relating to a state political campaign. He was charged with reviewing "written descriptions of the contents of the radio portion of cellular telephone communications having reason to know that the information was obtained through the interception of electronic communications." Because the alleged violation, among other elements, was a first offense and was not for tortuous or illegal purposes or for purpose of direct or indirect commercial advantage or private commercial gain, the offense charged was an infraction. Under Federal law, an infraction is the least serious of offenses and is considered less serious than a misdemeanor. Upon full disclosure of the foregoing, the Federal Deposit Insurance Corporation consented to Mr. Lane's continued service as a director and he was re-elected a director at the 1994 annual meeting of shareholders.

                      COMMITTEES AND DIRECTOR ATTENDANCE

     During the year ended December 31, 1997, the Board of Directors of Centura held seven meetings. During 1997, each director attended 75% or more of the aggregate of Board of Directors meetings and meetings of committees of the Board of Directors on which he served.

     The Executive Committee is composed of Messrs. Mauldin (Chairman), Futrell, Kincheloe, Nelson, Parks, Redding, Sewell, Thorpe and Wilkins. As noted above, Messrs. Futrell and Mauldin have resigned from the Centura board of directors, effective the date of the Annual Meeting. Messrs. Futrell and Mauldin will not be replaced as Executive Committee members. The Executive Committee reviews overall strategic plans developed by management, deals with tactical issues relating to corporate development, and acts on behalf of the Board of Directors between Board meetings. The Board of Directors subsequently reviews the actions taken by the Executive Committee and either approves, disapproves, or modifies those actions. During 1997, the Executive Committee held ten meetings. The independent director members of the Executive Committee also serve as the Nominating Committee of the Board of Directors. Centura's Bylaws provide that nominations to the Board of Directors may be made by the Board of Directors or by a committee of the Board of Directors to which such duty is delegated. Nominations recommended by shareholders are not considered by the Nominating Committee. During 1997, the Nominating Committee held one meeting.

     The Compensation and Benefits Committee (the "Compensation Committee") is composed of Messrs. Redding (Chairman), Barnhardt, Beasley, and Bowers, none of whom are Centura officers or employees. Mr. Betts was a member of the Compensation Committee until the acquisition of Betts & Company by Centura in November 1997, at which time he resigned from the committee. The Compensation Committee meets on call for the purpose of reviewing management's compensation and benefit plans and making recommendations in connection therewith to the Board of Directors. During 1997, the Compensation Committee held six meetings.

     The Audit Committee is composed of Messrs. Stronach (Chairman), Bowers, High, Hooker and Reeves, none of whom are Centura officers or employees. The Audit Committee meets on call and is charged with ensuring that sufficient internal controls and accounting procedures are in existence and functioning properly for Centura and its subsidiaries. The Audit Committee also recommends the appointment of independent auditors and serves as an independent body to review, with or without the presence of management, the reports of regulatory agencies, external auditors, and internal auditors. The Audit Committee monitors management's action on recommendations made by auditors or examiners to ensure timeliness and appropriateness of response. Recommendations made by the Audit Committee and actions taken by management on such recommendations are reported to the Board of Directors. During 1997, the Audit Committee held four meetings.

     Other regular or special committees may be appointed by the Board of Directors to assist the Board in carrying out its duties and responsibilities.


                             SECURITIES OWNERSHIP

     Except for the Centura Bank Trust Department, which, as of February 27, 1998, held 1,321,548 shares of Centura Common Stock in a fiduciary capacity, or 5.1% of the total shares of Centura Common Stock outstanding as of February 27, 1998, and which, therefore, may be deemed to be a beneficial owner of such shares, Centura knows of no other persons who beneficially own more than five percent of the outstanding Centura Common Stock.

     The following table shows the number of outstanding shares of Centura Common Stock beneficially owned on February 27, 1998, by the individual nominees and directors of Centura, by the executive officers of Centura, and by the nominees, directors and executive officers as a group. It is anticipated that the directors and executive officers of Centura and their affiliates will vote their shares in favor of the proposals presented at the Annual Meeting. Individuals have sole voting and investment power over their shares unless otherwise indicated in the footnotes.




                                                       Amount of and      Percent
                                                         Nature of          of
Name of Beneficial Owner                           Beneficial Ownership    Class
------------------------------------------------- ---------------------- --------
            Richard H. Barnhardt                       19,643 (1)             *
            C. Wood Beasley                            51,083 (2)             *
            Thomas A. Betts, Jr.                       74,993 (3)             *
            H. Tate Bowers                             22,377 (4)             *
            Ernest L. Evans                            13,264 (5)             *
            Bernard W. Franklin                             0 (6)             *
            Steven J. Goldstein                         3,518 (7)             *
            Susan E. Gravely                                0 (8)             *
            John H. High                               39,956 (9)             *
            Michael K. Hooker                          1,610 (10)             *
            Robert L. Hubbard                          53,642 (11)            *
            William H. Kincheloe                       38,424 (12)            *
            H. Kel Landis III                          18,235 (13)            *
            Charles T. Lane                            29,590 (14)            *
            Robert R. Mauldin                         311,241 (15)         1.20
            Joseph H. Nelson                           24,919 (16)            *
            Dean E. Painter, Jr.                    1,273,514 (17)         4.90
            O. Tracy Parks III                        127,716 (18)            *
            Frank L. Pattillo                          45,403 (19)            *
            William H. Redding, Jr.                    21,613 (20)            *
            Charles M. Reeves III                     118,331 (21)            *
            Cecil W. Sewell, Jr.                      131,724 (22)            *
            George T. Stronach III                     50,040 (23)            *
            Alexander P. Thorpe III                    78,414 (24)            *
            William H. Wilkerson                       49,439 (25)            *
            Charles D. Wilkins                        413,853 (26)         1.59
            All nominees, directors and executive officers
            as a group (27 persons)                                        11.7%

---------
     o Less than 1%.

(1) Includes 1,000 shares with respect to which Mr. Barnhardt has no voting or investment power and 9,925 shares that he has the right to acquire through the exercise of stock options.

(2) Includes 8,499 shares that Mr. Beasley has the right to acquire through the exercise of stock options.

(3) Includes 13,396 shares with respect to which Mr. Betts has no voting or investment power, and 9,782 shares which he has the right to acquire through the exercise of stock options.

(4) Includes 402 shares with respect to which Mr. Bowers has no voting or investment power and 2,831 shares that he has the right to acquire through the exercise of stock options.

(5) Includes 9,209 shares that Mr. Evans has the right to acquire through the exercise of stock options.

(6) If elected, Dr. Franklin intends to apply his initial retainer to the purchase of Centura Common Stock and to apply all or a substantial portion of his future retainers and fees to such purchase, either directly or through the Directors' Deferred Compensation Plan.

(7) Includes 38 shares that Mr. Goldstein has the right to acquire through the exercise of stock options and 1,169 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

(8) If elected, Ms. Gravely intends to apply her initial retainer to the purchase of Centura Common Stock and to apply all or a substantial portion of her future retainers and fees to such purchase, either directly or through the Directors' Deferred Compensation Plan.

(9) Includes 7,920 shares with respect to which Mr. High has no voting or investment power and 8,015 shares which he has the right to acquire through the exercise of stock options.

(10) Includes 1,410 shares that Dr. Hooker has the right to acquire through the exercise of stock options.

(11) Includes 290 shares with respect to which Mr. Hubbard has no voting or investment power, 39,506 shares with respect to which he shares voting and investment power, and 11,662 shares that he has the right to acquire through the exercise of stock options.

(12) Includes 6,390 shares with respect to which Mr. Kincheloe has no voting or investment power and 9,090 shares that he has the right to acquire through the exercise of stock options.

(13) Includes 376 shares with respect to which Mr. Landis has no voting or investment power, 1,600 shares with respect to which he shares voting and investment power, 11,620 shares that he has the right to acquire through the exercise of stock options, and 3,284 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

(14) Includes 11,573 shares that Mr. Lane has the right to acquire through the exercise of stock options.

(15) Includes 1,005 shares with respect to which Mr. Mauldin has no voting or investment power, 22,580 shares with respect to which he shares voting and investment power, 210,997 shares that he has the right to acquire through the exercise of stock options, and 29,998 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

(16) Includes 1,485 shares with respect to which Mr. Nelson has no voting or investment power, 4,499 with respect to which he shares voting and investment power, and 12,863 shares that he has the right to acquire through the exercise of stock options.

(17) Includes 636,757 shares with respect to which Mr. Painter has no voting or investment power.

(18) Includes 9,376 shares that Mr. Parks has the right to acquire through the exercise of stock options.

(19) Includes 4,073 shares that Mr. Pattillo has the right to acquire through the exercise of stock options and 3,378 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

(20) Includes 10,219 shares with respect to which Mr. Redding shares voting and investment power, and 11,294 shares that he has the right to acquire through the exercise of stock options.

(21) Includes 10,013 shares that Mr. Reeves has the right to acquire through the exercise of stock options.

(22) Includes 1,659 shares with respect to which Mr. Sewell has no voting or investment power, 18,880 shares with respect to which he shares voting and investment power, 30,428 shares that he has the right to acquire through the exercise of stock options, and 8,659 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

(23) Includes 1,485 shares with respect to which Mr. Stronach has no voting or investment power, 15,167 shares with respect to which he shares voting and investment power and 3,889 shares that Mr. Stronach has the right to acquire through the exercise of stock options.

(24) Includes 60 shares with respect to which Mr. Thorpe has no voting or investment power, 62,260 shares with respect to which he shares voting and investment power and 10,041 shares that he has the right to acquire through the exercise of stock options.

(25) Includes 315 shares with respect to which Mr. Wilkerson has no voting or investment power, 26,770 shares that Mr. Wilkerson has the right to acquire through the exercise of stock options, and 9,664 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner the shares are voted.

(26) Includes 35,178 shares with respect to which Mr. Wilkins shares voting and investment power, and 2,837 shares that Mr. Wilkins has the right to acquire through the exercise of stock options.



            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Centura's directors, certain officers, and any person holding more than 10% of Centura Common Stock are required to report their ownership of Centura Common Stock and any changes in that ownership to the Securities and Exchange Commission and the NYSE. Specific due dates for these reports have been established, and Centura is required to report in this proxy statement any failure to file by these dates during 1997. All of these filing requirements were satisfied during 1997 by Centura's directors and officers, except the following:

     Joseph L. Wallace, a Director, sold 3,000 shares of Centura in September 1997, which transaction was reported in November, 1997. Steven J. Goldstein, Chief Financial Officer, took office in February 1997 but did not file a Form 3 filing until March, when he made his first purchase of Centura stock. William
H. Kincheloe, a Director, made purchases under the Centura Dividend Reinvestment Plan in 1995 and 1996 that were not reported until August 1997, which resulted in late filings for the years 1995 and 1996, not 1997. William
D. Hoover, a Director, sold 1,500 shares in October 1997, which transaction was reported on Form 4 in February 1998. Charles P. Wilkins, a Director, became executor of the estate of his brother in June 1997, in which capacity he has voting and dispositive power with respect to 200,695 shares of Centura Common Stock in such estate. This change in beneficial ownership was not reported on either Form 4 or Form 5 in 1997 through an oversight. It was reported on Form 4 in February 1998.


                            DIRECTORS' COMPENSATION

     Each director, except those who are officers of Centura, receives an annual retainer fee of $7,500 plus $750 for each meeting of the Board of Directors attended and $750 for each committee meeting of the Board of Directors attended. In addition, each Chairman of a Centura Board committee, who is not an employee, receives an additional annual retainer of $1,000. Directors also are reimbursed for their travel expenses incurred to attend meetings, which, in the aggregate, amounted to approximately $39,600 in 1997.

     In 1995, the Board of Directors approved an addition to the compensation described above to incorporate an incentive component based on the achievement by Centura of its Economic Value Added ("EVA(R)1") target. (See "BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- The Economic Value Added Incentive Program.") The incentive component provides for a bonus of 50% of fees paid during the year if Centura meets its EVA target, with adjustments (both up and down) if such target is exceeded or is not met. As more fully discussed below, Centura exceeded its EVA target for 1997 and, accordingly, Centura directors received aggregate bonus compensation in the amount of $401,405. All but two of the directors deferred such compensation through the Directors' Deferred Compensation Plan (discussed below).

     Certain directors are eligible to participate in the Directors' Deferred Compensation Plan (for purposes of this section, the "Plan"). The Plan provides non-employee members of the Board of Directors of Centura and Centura Bank with an opportunity to defer for income tax purposes the payment of directors' fees. Under the Plan, directors may elect to receive directors' fees in the form of an option to buy Centura Common Stock, rather than in cash. The Plan does not provide directors any additional compensation or benefits, except for the beneficial effect of the deferral of income. The Plan is administered by the Compensation Committee which has full authority and sole discretion to interpret and construe the Plan, including setting rules and regulations related thereto, and making determinations and taking actions necessary for its implementation and administration. Options to purchase 20,439 shares of Centura Common Stock were granted under the Plan during 1997 (including grants relating to the incentive component of director compensation) to all eligible directors who chose to participate in the Plan as a group (20 persons).

     In addition, until January 1, 1998, Centura maintained an unfunded Directors' Retirement Pay Plan (the "Director Plan") for non-employee directors of Centura and Centura Bank. Under this plan, non-employee directors who had served on the Board of Directors of Centura or Centura Bank, or on the Board of Directors of certain corporate predecessors of Centura or Centura Bank, for a minimum of sixty consecutive calendar months were eligible to receive benefits upon retirement or disability. Upon retirement at or after age 65, an eligible director would receive annually an amount equal to his base retainer fee as of the date of retirement (the "Base Amount"), payable in quarterly installments until the first to occur of the death of the participating director or the expiration of a period equal to his length of service to Centura, Centura Bank, or one of its corporate predecessors. An eligible director who retired prior to age 65 was eligible to receive the Base Amount reduced by 5% for each year remaining before he would have reached age 65, but not less than 50% of the Base Amount, payable as described above. In the event of disability, an eligible director with twenty years of service was entitled to the full Base Amount, payable as described above; an eligible director with less than twenty years of service was entitled to an amount equal to the Base Amount times a fraction, the numerator of which equaled his years of service and the denominator of which equaled the number of years of service the director would have had if he served until age 70, payable as described above.

     In addition to its recommendations regarding Board structure, discussed above under "ELECTION OF DIRECTORS," the Corporate Governance Committee recommended that the Director Plan be terminated. Accordingly, at its meeting on December 17, 1997, the Board of Directors terminated the Director Plan, effective January 1, 1998 (the "Termination Date"), provided that directors covered by the Director Plan who retired before the Termination Date will continue to receive payments under the Plan in accordance with the terms of the Plan at their retirement. In addition, in connection with the termination of the Plan, the Board authorized the payment to each director previously covered by the Plan who had not retired on or before the Termination Date of an amount equal to the present value of the expected future payout to such director under the Plan, based on years of service at the Termination Date and actuarially determined life expectancy, such amount to be paid in cash or discounted stock options at such director's election. Options to purchase 7,668 shares of Centura Common Stock were issued to directors in connection with the termination of the Director Plan.


---------
1 EVA(R) is a registered trademark of Stern Stewart & Co.

                              EXECUTIVE OFFICERS

     The following table sets forth the name, age, and position of the executive officers of Centura. Each executive officer named below was appointed by the Board of Directors of Centura to a term of office extending until the death, resignation, retirement, removal, or disqualification of the officer or until the officer's successor is appointed and qualifies. The business backgrounds of the officers named below are included in the table of directors of Centura above, except with respect to Messrs. Goldstein, Landis, and Rogers, which are provided below.




Name                              Age (1)  Position
-------------------------------- --------- ---------------------------------------------------
     Cecil W. Sewell, Jr. (2)       51     Chairman of the Board, Chief Executive Officer and
                                           President
     Frank L. Pattillo              55     Group Executive Officer
     William H. Wilkerson           51     Group Executive Officer
     Steven J. Goldstein (3)        46     Chief Financial Officer
     H. Kel Landis III (4)          41     Group Executive Officer
     B. Thomas Rogers, Jr. (5)      46     Group Executive Officer

---------
(1) As of April 15, 1998.

(2) Mr. Sewell assumed the offices of Chairman of the Board and Chief Executive Officer on February 2, 1997. Prior to that time, he served as President and Chief Operating Officer.

(3) Mr. Goldstein was elected Chief Financial Officer of Centura, effective February 1, 1997. Prior to that, he was a principal of A.T. Kearney, Inc.; a principal of EDS Management Consulting Services; a managing director of BEI/Golumbe, Inc.; and a managing director of Kaplan Smith & Associates; each of such firms being engaged in management consulting.

(4) Mr. Landis was elected a Group Executive Officer in April 1996. From April 1995 to April 1996, he was an Executive Vice President. Prior to that he was an Executive Vice President of Centura Bank.

(5) Mr. Rogers was elected a Group Executive Officer in April 1996. From April 1995 to April 1996, he was an Executive Vice President. Prior to that, he was an Executive Vice President of Centura Bank.



Board Compensation Committee Report on Executive Compensation

     The Compensation Committee has furnished the following report on executive compensation in accordance with the rules of the Securities and Exchange Commission. As noted above under "Committees and Director Attendance," the Compensation Committee reviews management's compensation and benefit plans and makes recommendations regarding such plans to the Board of Directors. Review of and recommendations regarding executive compensation are a significant part of that responsibility. Set forth below is a summary of the factors taken into account by the Compensation Committee in assessing executive compensation generally and the compensation of the Chief Executive Officer in particular.

     COMPENSATION OF EXECUTIVE OFFICERS. In general, the performance-related components of executive compensation at Centura are base salary and payments under the incentive and equity compensation programs described below. Base salary is determined on the basis of the position held by the executive and is assessed in comparison to the salaries of similarly situated executives at three selected financial institutions in North Carolina and a sample of thirty-three comparable financial institutions throughout the United States with assets between $5.3 and $19 billion. Adjustments to base salary are made on the basis of the recommendations of the Chief Executive Officer based on the overall contribution of the executive to the attainment of Centura's financial goals and such executive's record of achievement in directing the activities for which such executive is responsible. Such adjustments are reviewed in light of the salaries of comparable executives in the peer groups referred to above. Generally, such comparison is on the basis of entire compensation, including bonus, and is targeted at the median of salaries of comparable executives in the peer groups referred to above. No specific weighting is assigned to the various factors analyzed in determining the base compensation of executive officers of Centura.

     THE ECONOMIC VALUE ADDED INCENTIVE PROGRAM. In 1994, Centura adopted the EVA incentive program (the "Incentive Program"), the purpose of which is to provide incentive compensation to certain key employees, including all executive officers, in a form which relates the financial reward to an increase in the value of Centura to its shareholders. In general, EVA is the net operating profit of Centura after taxes, less a capital charge. The capital charge is intended to represent the return expected by the providers of Centura's debt and equity capital, and is determined by Centura's financial consultant on the basis of a formula that takes into account the risk and cost of providing such capital. Management is of the view that EVA improvement is the financial performance measure most closely correlated with an increase in shareholder wealth. EVA improvement can be achieved through operations in three ways: (i) growth of after-tax operating profits on existing capital; (ii) investment in projects or businesses that generate a positive return after taking into account the cost of capital; and (iii) divestiture of businesses that do not generate a positive return after capital cost.

     Under the Incentive Program, the Chief Executive Officer and five other senior officers of Centura (including the executive officers listed in the Summary Compensation Table below) comprise the "Strategic Group." For each member of the Strategic Group, a Target Bonus is declared at the commencement of each year, which Target Bonus is based on a percentage of the executive's base salary. Bonuses earned under the Incentive Program are determined by multiplying the Target Bonus by a Bonus Multiple derived by comparing target and actual EVA for the year in question and adjusted for a "leverage factor" that reflects the expected variability of Centura's performance based on historical factors. The Incentive Program determines target EVA for succeeding years of the program by a formula that adds the average of target and actual EVA for the prior year to an expected improvement factor. For 1997, the expected improvement factor was $1,700,000 per year, resulting in a target EVA of $4,060,000.

     The average of the Target Bonuses for 1997 for all members of the Strategic Group was set at 37.5% of base salary. Actual EVA for 1997 exceeded target EVA; as a result, the average of actual bonuses earned for 1997 by members of the Strategic Group was 64.5% of base salary, or approximately 1.72 times Target Bonus. Pursuant to the Incentive Program, 1997 bonus amounts earned by each participant were applied as follows: (i) the Target Bonus amount was paid in 1998; (ii) one-third of the actual bonus amount in excess of the Target Bonus amount was paid in 1998; and (iii) two-thirds of the actual bonus amount in excess of the Target Bonus amount was added to a "bonus bank" comprised of excess bonus amounts earned by the participant in prior years that remain at risk. One-third of each participant's aggregate "bonus bank" amount was paid in 1998 in addition to the amounts referred to in the preceding sentence. The remaining "bonus bank" amount will be paid in future years, subject to reduction or loss if actual EVA in those years results in bonus determinations that are less than zero.

     In addition to the foregoing, 20% of the 1997 bonus amounts paid to Strategic Group executives was withheld and used to purchase leveraged stock options ("LSOs") on Centura Common Stock to be issued under the Omnibus Plan. The purchase price paid by each executive for each LSO issued in respect of Incentive Program performance for 1997 was $2.69, with the balance of the acquisition price of the underlying shares of Centura Common Stock comprising the option exercise price described below. The option purchase price is 10% of the closing price of Centura Common Stock as reported on the NYSE Composite Tape on the date of issue, January 20, 1998 ($70), which amount is then indexed to the budgeted wage inflation rate. Indexation of the LSO purchase price was instituted in 1997 to increase the number of shares subject to option under the Incentive Program, which number had been materially reduced by increases in the market price of Centura Common Stock over the last several years. This circumstance had created the anomalous result of reducing the number of shares subject to options granted to Incentive Program participants during a period of superior performance. As described below, the features of the program incenting management to continue to increase shareholder value remain in place.

     The 1997 LSO's vest in equal annual installments in January 1999, 2000, 2001, 2002 and 2003 and expire in January 2008. The initial exercise price of the 1997 LSO's is $67.31 (the closing price on the date of issue, $70, less the option purchase price, $2.69), which shall remain in effect for one year from the date of issue. For each year thereafter during the option term, the exercise price will increase as shown below, which increase is intended to reflect the minimum expected increase in value for holders in Centura Common Stock. Accordingly, the exercise price for the 1997 LSO's during the period in which all or a portion of them are vested will be as follows:




 For the Year Commencing   LSO Exercise
         January              Price
------------------------- -------------
           1999             $  71.44
           2000                75.81
           2001                80.46
           2002                85.38
           2003                90.62
           2004                96.17
           2005               102.06
           2006               108.31
           2007               114.95

 Equity Compensation Program

     In addition to the Incentive Program mentioned above, the Compensation Committee authorized an equity compensation program (the "Equity Compensation Program") in 1997 to reward and retain selected officers and employees of Centura. This action was taken as the result of a study conducted during 1997 by the committee that highlighted the expanding utilization of equity grants as a significant element of total direct compensation by firms with whom Centura competes for talent in the marketplace. The study confirmed the experience of Centura management that Centura was operating at a distinct disadvantage because of its suboptimum use of equity-based compensation. Under the Equity Compensation Program, non-qualified stock options are granted to selected officers and employees at all levels of the corporation for a ten year term which options will be awarded at market price and vest over eight years as follows: 10% per year at the end of each of the first six years; 15% at the end of the seventh year; and 25% at the end of the eighth year. Grants made under the Equity Compensation Program in respect of 1997 performance were awarded in January 1998. Named Executive Officers were awarded options (the value of which was a percentage of base compensation, with the number of shares determined by use of the Black-Scholes valuation model) in respect of 114,750 shares of Centura Common Stock, together with cash performance units having an aggregate value of $592,110, exercisable at the time of exercise of such options pro rata with the amount of options exercised. It is the intention of the Compensation Committee to award additional options and performance units under the Equity Compensation Plan in respect of performance in 1998 and 1999. The amount of options awarded for such years and thereafter is discretionary with the committee and will be made on the basis of Centura's financial and operating performance and the requirements of the corporation to attract, retain and motivate the management talent necessary to remain competitive.

     COMPENSATION OF MR. SEWELL AS CHIEF EXECUTIVE OFFICER. In setting Mr. Sewell's 1997 base salary as Chairman of the Board and Chief Executive Officer of Centura, consideration was given to Centura's financial performance in light of its historical performance, corporate and personal goals established at the beginning of the year in question, and comparison against a select group of comparable financial institutions. Return on assets and equity and earnings per share on an absolute and comparative basis were considered, as were such other factors as loan losses, capital investment and acquisitions. After reviewing performance data, base salary information for chief executive officers of comparable financial institutions was analyzed. Adjustments to base salary were then considered in light of corporate performance and the relationship of such compensation to the peer group. No specific weighting was assigned to these various factors analyzed in determining Mr. Sewell's base salary. During 1997, Mr. Sewell's base salary was $375,000. In addition, under the Incentive Program, Mr. Sewell's Target Bonus was 45% of Base Salary. As a result of Centura's performance in 1997, Mr. Sewell received a bonus of 1.72 times his Target Bonus, of which $185,970 was paid in cash in 1998, and $46,493 was applied to the purchase of LSOs in respect of 17,296 shares of Centura Common Stock. Further, under the Incentive Program $57,790 was added to the $69,640 already credited to Mr. Sewell's "bonus bank" account, resulting in $127,430 being credited to that account, which remains at risk as described above. Finally, under the Equity Compensation Plan, Mr. Sewell was granted options in respect of 37,500 shares of Centura Common Stock and performance units of $193,500 in respect of such options.

     COMPENSATION OF MR. MAULDIN AS CHIEF EXECUTIVE OFFICER. Mr. Mauldin served as Chairman of the Board and Chief Executive Officer during 1997 from January 1 until his retirement on February 2, 1997. Until his retirement, Mr. Mauldin's base salary was at the rate of $400,000 per year, pursuant to an employment agreement with Centura. Upon his retirement, Mr. Mauldin's employment agreement terminated; Mr. Mauldin received the first of three grants of 20,000 shares each of Centura Common Stock pursuant to a Stock Grant Agreement with Centura; a non-qualified stock option grant in respect of 140,000 shares of Centura Common Stock previously made under the Omnibus Plan was no longer subject to forfeiture; Mr. Mauldin became eligible for certain payments under a Supplemental Executive Retirement Plan Agreement; and $106,350 previously held in Mr. Mauldin's "bonus bank" account under the Incentive Program was paid to him. Mr. Mauldin did not receive further compensation as chief executive officer of Centura in 1997.

     OTHER COMPENSATION ISSUES. In addition to the foregoing components of executive compensation, the Compensation Committee reviews, on an on-going basis, other components of compensation, such as benefits and perquisites. In all cases, the objective of the Compensation Committee is to assist senior management in attracting, motivating, and retaining qualified executive personnel.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Congress has enacted Section 162(m) of the Code, which disallows a tax deduction for any publicly-held corporation for remuneration exceeding $1 million in any tax year for the Chief Executive Officer and other executive officers named in the Summary Compensation Table. Regulations promulgated by the Internal Revenue Service pursuant to this section of the Code provide exceptions to non-deductibility for certain "performance based compensation," including equity based compensation, if performance goals are set by an independent compensation committee and the terms of the compensation plan are approved by shareholders. In 1997, the Centura Board of Directors adopted and the shareholders approved an amendment to the Omnibus Equity Compensation Plan to authorize types of awards that would be eligible for the "performance based compensation" exception to Section 162(m). While the Omnibus Equity Compensation Plan has received shareholder approval in the past, the Incentive Program, the Equity Compensation Program and the compensation and benefits of the chief executive officer and other executive officers of Centura have not been submitted to shareholders for approval.


                  CENTURA BANKS, INC. COMPENSATION COMMITTEE


WILLIAM H. REDDING, JR., CHAIRMAN            RICHARD H. BARNHARDT
C. WOOD BEASLEY                                     H. TATE BOWERS

                            EXECUTIVE COMPENSATION

     The following tables set forth the annual and long-term compensation awarded to, earned by, or paid to Messrs. Mauldin and Sewell, each of whom served as Centura's Chief Executive Officer during 1997, and the four other most highly compensated officers (collectively, the "Named Executive Officers" December 31, 1997, 1996 and 1995, for services rendered in any capacities to Centura and/or its subsidiaries. Bonuses are paid in January of the year following the year in which they are earned.


                          SUMMARY COMPENSATION TABLE



                                                  Annual Compensation
                                       ------------------------------------------
                                                                        Other
                                                                       Annual
  Name and                               Salary         Bonus       Compensation
Principal Position               Year      ($)           ($)           ($)(a)
------------------------------- ------ ---------- ---------------- --------------
 Robert R. Mauldin              1997     33,333        132,150(d)           0
  Chairman of the Board         1996    400,000        133,360              0
  and Chief Executive Officer   1995    375,000        180,894(g)      42,129
 Cecil W. Sewell, Jr.           1997    375,000        122,260              0
  Chairman of the Board         1996    325,000         89,240              0
  and Chief Executive Officer   1995    300,000        136,264(l)      42,129
  [effective 2/2/97]
 William H. Wilkerson           1997    230,000         61,390              0
  Group Executive Officer       1996    210,000         49,850              0
                                1995    180,000         64,657(o)      16,860
 H. Kel Landis, III             1997    215,000         57,800              0
  Group Executive Officer       1996    180,000         40,170              0
                                1995    150,000         46,400(r)      10,162
 Frank L. Pattillo              1997    210,000         56,010              0
  Group Executive Officer       1996    190,000         45,020              0
                                1995    180,000         63,058(v)      15,512
 Steven J. Goldstein            1997    204,500         58,430              0
  Chief Financial Officer
  [effective 2/1/97]



                                        Long-Term Compensation
                                --------------------------------------
                                           Awards             Payouts
                                ---------------------------- ---------
                                 Restricted     Securities
                                    Stock       Underlying      LTIP      All Other
  Name and                         Awards        Options/     Payouts    Compensation
Principal Position                 ($)(b)        SARS(#)       ($)(c)        ($)
------------------------------- ------------ --------------- --------- ---------------
 Robert R. Mauldin                       0             0           0        65,233(e)
  Chairman of the Board                  0        10,784      53,180        28,818(f)
  and Chief Executive Officer    2,000,000        10,776      20,510        20,264(h)
 Cecil W. Sewell, Jr.                    0        54,796(i)   63,710        26,687(j)
  Chairman of the Board                  0         7,171      34,820         4,750(k)
  and Chief Executive Officer            0         7,040      12,650         4,620(k)
  [effective 2/2/97]
 William H. Wilkerson                    0        26,070(m)   33,440        15,711(n)
  Group Executive Officer                0         4,011      19,530         4,750(k)
                                         0         3,688       7,170         4,620(k)
 H. Kel Landis, III                      0        24,217(p)   29,210        19,659(q)
  Group Executive Officer                0         3,199      15,180         4,750(k)
                                         0         2,676       5,000         4,620(k)
 Frank L. Pattillo                       0        23,817(s)   30,730        17,368(t)
  Group Executive Officer                0         3,650      18,120         5,276(u)
                                         0         3,688       7,170         4,899(w)
 Steven J. Goldstein                     0        22,918(x)   18,650        10,778(y)
  Chief Financial Officer
  [effective 2/1/97]

---------
(a) Amounts reimbursed for payment of taxes on stock awards following satisfaction of required performance goals.

(b) Robert R. Mauldin was the only Named Executive Officer to receive a restricted stock grant during the periods in question. The grant of 60,000 shares of Centura Common Stock was valued at the time of grant at $2,000,000. Effective November 20, 1996, Mr. Mauldin entered into a Stock Grant Agreement with Centura that superseded the Restricted Stock Award Agreement pursuant to which the restricted stock grant was made. The Stock Grant Agreement modified the terms of the original grant of Centura Common Stock to Mr. Mauldin.

(c) Comprises the sum of (i) 1/3 of the Bonus amount in excess of the Target Bonus for the executive in question, plus (ii) 1/3 of the amount credited for such executive in the "bonus bank" for prior years. See "BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- THE ECONOMIC VALUE ADDED INCENTIVE PROGRAM."

(d) Includes $106,350 banked bonus which was paid upon Mr. Mauldin's retirement.

(e) Consists of matching contributions of $3,298 made by Centura and allocated to Mr. Mauldin under the 401(k) Plan, $32,307 of above-market rate interest credited during 1997 on compensation deferred by Mr. Mauldin under the Centura Banks, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"), and $29,628 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

(f) Consists of matching contributions of $4,750 made by Centura and allocated to Mr. Mauldin under the 401(k) Plan and $24,068 of above-market rate interest credited during 1996 on compensation deferred by Mr. Mauldin under the Deferred Compensation Plan.

(g) Includes stock bonuses in the amount of 2,094 shares valued at fair market value of $49,994 (value calculated by multiplying the closing price of Centura Common Stock reported on the NYSE Composite Tape on the date of grant by the number of shares awarded).

(h) Consists of matching contributions of $4,620 made by Centura and allocated to Mr. Mauldin under the 401(k) Plan and $15,644 of above-market rate interest credited during 1995 on compensation deferred by Mr. Mauldin under the Deferred Compensation Plan.

(i) Consists of 17,296 leveraged options earned under the EVA Incentive Program and 37,500 options awarded under the Equity Compensation Program.

(j) Consists of matching contributions of $4,750 made by Centura and allocated to Mr. Sewell under the 401(k) Plan, and $21,937 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

(k) Consists of matching contributions made by Centura and allocated to the respective Named Executive Officer under the 401(k) Plan.

(l) Includes stock bonuses in the amount of 2,094 shares valued at fair market value of $49,994 (value calculated by multiplying the closing price of Centura Common Stock reported on the NYSE Composite Tape on the date of grant by the number of shares awarded).

(m) Consists of 8,820 leveraged options earned under the EVA Incentive Program and 17,250 options awarded under the Equity Compensation Program.

(n) Consists of matching contributions of $4,750 made by Centura and allocated to Mr. Wilkerson under the 401(k) Plan, and $10,961 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

(o) Includes stock bonuses in the amount of 838 shares valued at fair market value of $20,007 (value calculated by multiplying the closing price of Centura Common Stock reported on the NYSE Composite Tape on the date of grant by the number of shares awarded).

(p) Consists of 8,092 leveraged options earned under the EVA Incentive Program and 16,125 options awarded under the Equity Compensation Program.

(q) Consists of matching contributions of $4,750 made by Centura and allocated to Mr. Landis under the 401(k) Plan, and $14,909 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

(r) Includes stock bonuses in the amount of 578 shares valued at fair market value of $13,800 (value calculated by multiplying the closing price of Centura Common Stock reported on the NYSE Composite Tape on the date of grant by the number of shares awarded).

(s) Consists of 8,067 leveraged options earned under the EVA Incentive Program and 15,750 options awarded under the Equity Compensation Program.

(t) Consists of matching contributions of $4,750 made by Centura and allocated to Mr. Pattillo under the 401(k) Plan, $1,062 of above-market rate interest credited during 1997 on compensation deferred by Mr. Pattillo under the Deferred Compensation Plan, and $11,556 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

(u) Consists of matching contributions of $4,750 made by Centura and allocated to Mr. Pattillo under the 401(k) Plan and $526 of above-market rate interest credited during 1996 on compensation deferred by Mr. Pattillo under the Deferred Compensation Plan.

(v) Includes stock bonuses in the amount of 771 shares valued at fair market value of $18,408 (value calculated by multiplying the closing price of Centura Common Stock reported on the NYSE Composite Tape on the date of grant by the number of shares awarded).

(w) Consists of matching contributions of $4,620 made by Centura and allocated to Mr. Pattillo under the 401(k) Plan and $279 of above-market rate interest credited during 1995 on compensation deferred by Mr. Pattillo under the Deferred Compensation Plan.

(x) Consists of 7,168 leveraged options earned under the EVA Incentive Program and 15,750 options awarded under the Equity Compensation Program.

(y) Consists of matching contributions of $1,791 made by Centura and allocated to Mr. Goldstein under the 401(k) Plan and $8,987 in consideration of relocation expense.


     The following table sets forth certain information concerning stock options granted to the Named Executive Officers under the Incentive Program in respect of performance in 1997 (see "BOARD COMPENSATION REPORT ON EXECUTIVE COMPENSATION -- THE ECONOMIC VALUE ADDED INCENTIVE PROGRAM AND EQUITY COMPENSATION PROGRAM"):


                 OPTION GRANTS IN RESPECT OF LAST FISCAL YEAR



                                                                                                Potential
                                                                                             Realizable Value
                                                                                            At Assumed Annual
                           Number of       % of Total                                      Rates of Stock Price
                           Securities       Options       Exercise                           Appreciation for
                           Underlying     Granted to       or Base                             Option Term
                            Options      Employees in       Price      Expiration --------------------------------------
Name                       Granted(#)     Fiscal Year     ($/Share)       Date          5%($)               10%($)
----------------------- --------------- -------------- -------------- ----------- -----------------  -------------------
 Robert R. Mauldin                0          N/A       N/A                N/A           N/A                 N/A
 Cecil W. Sewell, Jr.        17,296(a)         14%          67.31(b)    1/20/08              0(c)       $  1,031,360(d)
                             37,500(e)         12%          70.00(f)    1/20/08      $1,650,750            4,183,500
 William H. Wilkerson         8,820(a)          7%          67.31(b)    1/20/08              0(c)            525,937(d)
                             17,250(e)          6%          70.00(f)    1/20/08        759,345             1,924,410
 H. Kel Landis III            8,092(a)          6%          67.31(b)    1/20/08              0(c)            482,526(d)
                             16,125(e)          5%          70.00(f)    1/20/08        709,823             1,798,905
 Frank L. Pattillo            8,067(a)          6%          67.31(b)    1/20/08              0(c)            481,035(d)
                             15,750(e)          5%          70.00(f)    1/20/08        693,315             1,757,070
 Steven J. Goldstein          7,168(a)          6%          67.31(b)    1/20/08              0(c)            427,428
                             15,750(e)          5%          70.00(f)    1/20/08        693,315             1,757,070

---------
(a) Leveraged Stock Options (LSOs) granted under Incentive Program. See "BOARD COMPENSATION COMMITTEE REPORT EXECUTIVE COMPENSATION -- THE ECONOMIC VALUE ADDED INCENTIVE PROGRAM."

(b) Closing price of the shares of Centura Common Stock in respect of which LSOs were granted on the date of grant ($70.00), less the purchase price of $2.69 per share.

(c) Because LSOs are purchased for $2.69 per share covered by such options (with a concomitant cost of such purchase price over the term of the option) and because the option exercise price increases 6.1% per year over the option term, an increase in the market value of Centura Common Stock of 5% results in a realizable value of zero for such options.

(d) Computed on the assumption that each LSO is held for its full ten-year term and exercised on the last day of such term at the then-applicable purchase price of $114.95. Realizable value is determined by multiplying the number of shares subject to the LSOs by the difference between (i) the value of Centura Common Stock determined by assuming that its market price increases at a rate of 10% per annum, compounded annually for ten full years from the price at date of issue ($70), achieving a value at date of exercise of $181.56 and (ii) a purchase price of $121.93 that is comprised of (A) the option purchase price increased at the rate of 10% per annum, compounded annually for ten years ($6.98); plus (B) the option exercise price of $114.95.

(e) Non-qualified Stock Options granted under Equity Compensation Program. See "BOARD COMPENSATION COMMITTEE REPORT EXECUTIVE COMPENSATION -- EQUITY COMPENSATION PROGRAM."

(f) Closing price of the shares of Centura Common Stock in respect of which Non-qualified Stock Options were granted on the date of grant ($70.00).


     The following table summarizes the options exercised in 1997 by the Named Executive Officers and the number and value of unexercised options at December 31, 1997.


                   AGGREGATED OPTIONS EXERCISED IN 1997 AND
                            YEAR-END OPTION VALUES



                                                                                             Value of Unexercised
                                                                    Number of Securities         In-The-Money
                                                                   Underlying Unexercised         Options at
                                                                         Options at         December 31, 1997($)(a)
                            Shares Acquired                         December 31, 1997(#)    Exercisable/Unexercisa
Name                         on Exercise(#)   Value Realized ($)  Exercisable/Unexercisable           ab
-------------------------- ----------------- -------------------- ------------------------- ----------------------
Robert R. Mauldin ........      30,000            1,347,120       206,000      36,493        8,352,902  1,379,165
Cecil W. Sewell, Jr. .....      10,000              456,875        27,187 (b)  22,981        1,484,945    860,376
William H. Wilkerson .....      10,000              456,875       25,000       13,009        1,359,350    490,619
Frank L. Pattillo ........       3,524              107,335         8,240 (b)  12,648          471,878    479,764
H. Kel Landis III ........           0                    0        10,369 (b)  9,459           576,212    352,553
Steven J. Goldstein ......           0                    0            0        25,000 (c)           0    631,250

---------
(a) Value of unexercised in-the-money options is calculated by multiplying the number of unexercised options at December 31, 1997 by the difference in the closing price of Centura Common Stock reported on the NYSE Composite Tape on December 31, 1997 and the exercise price of the unexercised in-the-money options.

(b) Includes options earned through deferral of compensation.

(c) This is a diminishing stock option grant which will be exercisable only upon a change of control where the acquiring entity owns at least 75% of the shares in the new company. The grant will reduce to 16,666 shares 2/1/98, 8,333 shares 2/1/99 and 0 shares 2/1/00.



                                 PENSION PLANS

     Centura maintains a noncontributory, qualified pension plan (the "Centura Pension Plan") covering substantially all employees of Centura and its subsidiaries that adopt the plan (collectively referred to for purposes of this section as "Centura"), who have completed one year of service and attained the age of 21. Centura Bank is the Trustee of the Centura Pension Plan. The Centura Pension Plan provides a participant with retirement benefits which in 1997 were based on average compensation during all of the participant's years of credited service after 1991. Under Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the "Code"), benefits payable from the Centura Pension Plan are limited; for 1997, annual benefits may not exceed $125,000, and the benefit formula cannot take into account compensation in excess of $160,000 (these limits are adjusted by the Internal Revenue Service from time to time for cost of living increases). Centura also maintains a noncontributory, nonqualified supplemental executive retirement plan (the "SERP"), which provides in part for the payment of additional pension benefits (the "Excess Benefits") to certain executive employees, including the Named Executive Officers, to the extent their benefits under the Centura Pension Plan are reduced on account of the Code limits described above and also provides additional pension benefits relating to deferred compensation, which is not provided in the Centura Pension Plan. The Summary Compensation Table set forth above does not include the amount of the pension contribution, payment or accrual with respect to the Centura Pension Plan or the Excess Benefit for any Named Executive Officer, as such amounts cannot readily be separately or individually calculated by Centura's actuaries.

     The following table illustrates the estimated annual benefits payable to an employee retiring on December 31, 1997 at normal retirement age from a combination of the Centura Pension Plan and the Excess Benefit portion of the SERP, in the following specified compensation and years of service classifications.

                 CENTURA PENSION PLAN AND EXCESS BENEFIT TABLE




                                          Years of Service
   Average      ---------------------------------------------------------------------
 Compensation       15          20          25          30          35          40
-------------   ---------   ---------   ---------   ---------   ---------   ---------
 $   125,000      30,715      40,953      51,192      61,430      61,430      61,430
 $   150,000      37,465      49,953      62,442      74,930      74,930      74,930
 $   175,000      44,215      58,953      73,692      88,430      88,430      88,430
 $   200,000      50,965      67,953      84,942     101,930     101,930     101,930
 $   225,000      57,715      76,953      96,192     115,430     115,430     115,430
 $   250,000      64,465      85,953     107,442     128,930     128,930     128,930
 $   300,000      77,965     103,953     129,942     155,930     155,930     155,930
 $   400,000     104,965     139,953     174,942     209,930     209,930     209,930
 $   450,000     118,465     157,953     197,442     236,930     236,930     236,930
 $   500,000     131,965     175,953     219,942     263,930     263,930     263,930
 $   550,000     145,465     193,953     242,442     290,930     290,930     290,930
 $   600,000     158,965     211,953     264,942     317,930     317,930     317,930
 $   650,000     172,465     229,953     287,442     344,930     344,930     344,930

     Covered compensation under the Centura Pension Plan and under the Excess Benefit portion of the SERP is gross salary and wages reportable on Form W-2, including salary reduction contributions to Centura's 401(k) and Flexible Benefits Plans, incentive pay, overtime and bonuses, but excluding non-cash items, fringe benefits, moving expenses, deferred compensation payments, and taxable benefits paid under other plans, such as cash awards to pay taxes on restricted stock distributions. Deferred compensation is also included in covered compensation under the Excess Benefit portion of the SERP. The annual covered compensation used in computing benefits under the Centura Pension Plan and under the Excess Benefit portion of the SERP for the Named Executive Officers ("Covered Compensation") is substantially equivalent to the annual Salary, Bonus, Securities Underlying Options and LTIP Payouts disclosed in the Summary Compensation Table.

     Estimated benefit amounts shown in the table above are not subject to any deduction for Social Security benefits or other offset amounts, and are based on a straight life annuity.

     As of December 31, 1997, the Named Executive Officers have completed the following years of credited service under the Centura Pension Plan:



  Robert R. Mauldin ........... 26
  Cecil W. Sewell, Jr. ........ 11
  William H. Wilkerson ........ 11
  H. Kel Landis, III .......... 10
  Frank L. Pattillo ........... 23
  Steven J. Goldstein (1) .....  1

---------
(1) Mr. Goldstein will not become a participant in the Centura Pension Plan until July 1, 1998. At that time he will receive credit for his service in 1997.


     Centura also provides supplemental pension benefits (the "Supplemental Benefits") to certain executive employees, including the Named Executive Officers, under the SERP. The Supplemental Benefits are generally payable upon retirement, death or disability. The Compensation Committee determines the eligible participants and designs individualized Supplemental Benefit packages for each participant. Supplemental Benefit retirement dates and payout periods are set on a case-by-case basis.

     The Supplemental Benefit for the Named Executive Officer set forth below is not subject to change in his compensation.




                            Retirement     Annual     Payout
Named Executive Officer         Age       Payment     Period
-------------------------- ------------ ----------- ---------
  Robert R. Mauldin (1) ..     62        $136,504   15 years

     The Supplemental Benefit for the five Named Executive Officers set forth below is subject to changes in their compensation, but is not dependent on years of service. The Supplemental Benefit formula for each of these individuals provides for a monthly retirement payment equal to 70% of his final monthly Covered Compensation, less amounts payable under the Centura Pension Plan, the Excess Benefit portion of the SERP, and Social Security payments(2). The Supplemental Benefit retirement age is 58(3), and payments are made for 20 years for Messrs. Sewell, Wilkerson and Pattillo. The Supplemental Benefit retirement age is 65 and payments are made for 15 years for Messrs. Landis and Goldstein. The annual Supplemental Benefit payable for each of these five Named Executive Officers is set forth below for the specified compensation classifications.




                                Annual Payment     Annual Payment
Named Executive Officer        (1997 Comp.)(4)   (Maximum Comp.)(5)
----------------------------- ----------------- -------------------
  Cecil W. Sewell, Jr .......      $227,281           $274,674
  William H. Wilkerson ......      $132,478           $274,682
  Frank L. Pattillo .........      $102,578           $233,388
  H. Kel Landis III .........      $ 38,541           $ 91,105
  Steven J. Goldstein .......      $ 73,170           $204,191

---------
(1) Mr. Mauldin's annual payment will remain constant for the 15 year term. His Supplemental Benefit formula provides for monthly retirement benefits equal to 70% of his final average monthly Covered Compensation over the five full years prior to his retirement, less pension benefits payable under the Centura Pension Plan and less Social Security benefits.

(2) Although the Social Security offset in the Supplemental Benefit does not take effect until the Named Executive Officer reaches the age of 62, the table reflects the full amount of the anticipated Social Security offset. Prior to age 62, the Supplemental Benefit will include an additional annual payment of approximately $13,620, $13,716, and $13,332, respectively, for Messrs. Sewell, Wilkerson, and Pattillo. This additional payment is not expected to vary with changes in Covered Compensation.

(3) In the event Messrs. Sewell, Wilkerson, and Pattillo do not retire at age 58, their annual Supplemental Benefits would be $31,346, $38,662, and $40,800, respectively, paid over 15 years commencing upon retirement at age 65.

(4) This column shows the annual Supplemental Benefit assuming the participant's final monthly Covered Compensation is equal to his 1997 Covered Compensation as shown in the Summary Compensation Table.

(5) This column shows the annual Supplemental Benefit assuming the participant's final monthly Covered Compensation is equal to 120% of the Covered Compensation of the highest paid individual listed in the Summary Compensation Table.



                        EXECUTIVE EMPLOYMENT AGREEMENTS

     From time to time, Centura enters into employment agreements with certain of its directors, executive officers, and key employees. The only directors or Named Executive Officers with whom Centura currently maintains such agreements are Robert R. Mauldin, Centura's former Chairman and Chief Executive Officer, and J. Richard Futrell, Jr., the former Chairman of the Executive Committee. Mr. Mauldin's employment agreement and related compensation and benefits arrangements are summarized above under "BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- COMPENSATION OF CHIEF EXECUTIVE OFFICER." Mr. Futrell has entered into an agreement with Centura pursuant to which he agreed to provide consulting services to Centura for a period expiring on March 31, 1998. The agreement provides for the payment to Mr. Futrell of annual cash compensation in the amount of $150,000 for such consulting services. In connection with the acquisition of CLG, Inc. by Centura, Dean E. Painter, Jr. entered into an Executive Employment Agreement with CLG for a term of five years at a base salary of $360,000 and providing for additional compensation and benefits to Mr. Painter equivalent to those enjoyed by comparably situated officers of Centura. In connection with the acquisition of Betts & Company, Thomas A. Betts, Jr. entered into an Executive Employment Agreement with Centura Insurance Services, Inc. for a term of five years at a base salary of $240,000, with additional incentive compensation provided for based on the performance of Mr. Betts and CIS, and providing for additional benefits to Mr. Betts equivalent to those enjoyed by comparably situated officers of Centura.

                               OPTION REPRICING

   No action was taken in 1997 to lower the exercise price of an option held by the Named Executive Officers.


                            COMPENSATION COMMITTEE
                     INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of Centura during 1997 was composed of Messrs. Redding (Chairman), Barnhardt, Beasley, and Bowers. None of the members of the Compensation Committee were officers or employees of Centura or its subsidiaries during 1997 or in prior years. Mr. Betts was a member of the Compensation Committee until the acquisition of Betts & Company by Centura, at which time he resigned from the committee.

     None of the executive officers of Centura served as a member of the board of directors or as a member of the compensation committee (or other board committee performing equivalent functions) of another entity during 1997, which entity had an executive officer serving on the Board of Directors or as a member of the Compensation Committee of Centura. Consequently, there are no interlocking relationships between Centura and other entities that might affect the determination of the compensation of executive officers of Centura.


                        COMPARATIVE COMPANY PERFORMANCE

     The following line graph compares the monthly cumulative total shareholder return of Centura Common Stock for the five-year period beginning December 31, 1992, and ending December 31, 1997, with the monthly cumulative total return of each of the Standard & Poors Small Cap 600 Index, the Standard & Poors 500 Index, and the SNL NYSE Bank Index.

[Graph appears below with the following plot points:]


                                                              AS OF DECEMBER 31,
                                         1992     1993       1994      1995      1996      1997
                                         ----     ----       ----      ----      ----      ----
Centura Banks, Inc                     $100.00   $102.62   $128.68   $190.98   $249.00   $393.49
Standard & Poors Small Cap 600 Index    100.00    118.78    113.12    147.01    177.60    222.56
Standard & Poors 500 Index              100.00    110.09    111.85    153.80    189.56    252.82
NYSE Bank Index                         100.00    108.69    105.06    166.03    235.41    345.71

---------
(1) Assumes $100 invested at the close of trading on December 31, 1992 in Centura Banks, Inc. Common Stock, Standard & Poors Small Cap 600, Standard & Poors 500, and SNL NYSE Bank Index.

(2) Cumulative total return assumes reinvestment of dividends.

(3) Closing prices of Centura Common Stock reported on the NYSE Composite Tape on December 31, 1993, 1994, 1995, 1996 and 1997 were $20.125, $24.375,
    $35.125, $44.625 and $69.000 respectively.

                                 PROPOSAL TWO
           APPROVAL OF AMENDMENT OF OMNIBUS EQUITY COMPENSATION PLAN

     On February 18, 1998, the Board of Directors of Centura approved and adopted, subject to shareholder approval, an amendment of the Omnibus Plan to increase the number of shares of Centura Common Stock that may be issued in connection with awards under the Omnibus Plan and has authorized the submission of the amendment of the Omnibus Plan to shareholders of Centura for their approval at the Annual Meeting. The amendment increases the aggregate number of shares of Centura Common Stock available for awards under the Omnibus Plan from 1,500,000 to 3,000,000. The Omnibus Plan provision (the "evergreen provision") which authorizes an increase in the number of shares available for award under the Omnibus Plan equal to four percent of any increase in the number of outstanding shares of Centura Common Stock following the adoption of the Omnibus Plan (other than increases due to awards under the Omnibus Plan or any similar Plan) remains unchanged.

     The Omnibus Plan is an equity-based compensation plan, designed for the benefit of the directors, executives and key employees of Centura and its subsidiaries, that allows the grant of a variety of different types of equity-based compensation to eligible persons under a single plan. Participants in the Omnibus Plan may be awarded incentive stock options, non-qualified stock options, discounted stock options, restricted stock, stock appreciation rights, phantom stock, stock awards, performance shares, deferred stock, and other forms of equity-based compensation. Eligible participants under the Omnibus Plan include any director, executive or key employee of Centura or its subsidiaries as determined by the Compensation Committee. Centura estimates that the number of persons eligible to participate under the Omnibus Plan is approximately 300 persons.

     The amendment of the Omnibus Plan is being submitted to the shareholders of Centura for their approval in order to insure the availability of an adequate number of shares of Centura Common Stock to effect awards under the Incentive Program and Equity Compensation Program described under "BOARD COMMISSION REPORT ON EXECUTIVE COMPENSATION" and awards relating to future acquisitions. As of January 31, 1998, 1,725,012 shares of Centura Common Stock have been issued pursuant to awards under the Omnibus Plan, 1,137,271 shares of Centura Common Stock are subject to outstanding awards under the Omnibus Plan, and 208,691 shares are available for award under the Omnibus Plan (including shares available under the evergreen provision). If the Amendment is approved by the shareholders of Centura, 1,708,691 shares of Centura Common Stock will be available for award under the Omnibus Plan. Other than grants pursuant to the Incentive Program and Equity Compensation Program, no determination has been made on who may be granted awards with respect to the additional shares to be authorized under the amendment, or the terms and provisions of any such awards.

     At February 27, 1998, the closing price of Centura Common Stock reported on the NYSE Composite Tape was $70 7/8 per share.

     The affirmative vote of a majority of the shares of Centura Common Stock voted in person or by proxy at the Annual Meeting is necessary to approve the amendment of the Omnibus Plan. If the proposal is not approved by the required vote of shareholders, the amendment to the Omnibus Plan will not be implemented. The Board of Directors recommends that shareholders vote FOR this proposal.


Description of the Plan

     The Centura Banks, Inc. Omnibus Equity Compensation Plan (hereafter sometimes referred to as the "Plan") was adopted by the Board of Directors of Centura on November 20, 1990, and received shareholder approval on April 17, 1991. The Board of Directors of Centura amended and restated the Plan effective
(i) April 21, 1993, the date shareholders approved an amendment to the Plan increasing the aggregate number of shares of Centura Common Stock available for awards under the Plan; and (ii) April 16, 1997, the date shareholders approved an amendment to the Plan to add an individual participant limitation on the amount of certain awards available under the Plan. On February 18, 1998, the Board of Directors of Centura approved and adopted an amendment to the Plan, effective April 15, 1998, subject to shareholder approval, further increasing the aggregate number of shares of Centura Common Stock available for awards under the Plan (the "Amendment"). The full text of the Amendment is set forth in Appendix I to this Proxy Statement, to which reference is hereby made, and the summary of the Amendment set forth below is qualified in its entirety by such reference.

     The following is a description of the material features of the Plan, as amended effective April 15, 1998, and the federal income tax consequences to participants under the Plan. This description is merely a summary of some of the terms and provisions of the Plan, is not intended to be a complete description of the Plan, and is qualified in its entirety by reference to the full text of the Plan, a copy of which may be obtained, without charge, upon written or oral request, by contacting

Frank L. Pattillo, Group Executive Officer, Centura Banks, Inc., 134 North Church Street, Rocky Mount, North Carolina 27804, telephone (919) 977-8341.

     NATURE AND PURPOSE. The Plan allows the grant of a number of different types of equity-based compensation vehicles under a single plan. Awards under the Plan may be made to participants in the form of incentive stock options, non-qualified stock options, discounted stock options, restricted stock, stock appreciation rights, phantom stock, stock awards, performance shares, deferred stock, other stock-based awards, and other forms of equity-based compensation. The Plan is designed for the benefit of the directors, executives, and key employees of Centura and its subsidiaries, to attract and retain for Centura and its subsidiaries personnel of exceptional ability, to motivate such personnel through added incentives to make a maximum contribution to greater profitability, to develop and maintain a highly competent management team, and to be competitive with other companies with respect to executive compensation.

     ADMINISTRATION. The Plan is administered by the Compensation Committee (hereafter sometimes referred to as the "Committee") of the Board of Directors of Centura. The Committee has the exclusive right to interpret, construe, and administer the Plan and to select the persons eligible to receive awards under the Plan. The Committee will determine the number of stock options, stock rights, shares of stock, or performance shares subject to an award and the form, terms, conditions, and duration of each award.

     SECURITIES TO BE OFFERED. Centura is authorized to issue up to 1,500,000 shares of Centura Common Stock under the Plan, plus such additional number of shares attributable to increases in the number of outstanding shares of Centura Common Stock as described below. Under the Amendment submitted for shareholder approval by this Proposal, the number of shares available for awards would be increased to 3,000,000, plus such additional number of shares as are attributable to increases in the number of outstanding shares of Centura Common Stock as described below. The Centura Common Stock subject to an award under the Plan will be made available from the authorized and unissued shares of Centura Common Stock. Assuming adoption of this Proposal and implementation of the Plan, if in the future the number of outstanding shares of Centura Common Stock increases above the number of shares of Centura Common Stock outstanding on November 20, 1990 (other than an increase due to awards under the Plan or any other similar plan), then 4% of any such increase will be added to the 3,000,000 shares otherwise available for issuance under the Plan. As of December 31, 1997, approximately 403,103 additional shares of Centura Common Stock were available for awards under the Plan pursuant to this provision. The amount available for awards under the Plan may also be increased by proportionate and equitable adjustments to be made by the Committee in the event of a reorganization, recapitalization, stock split-up, stock dividend, merger, consolidation, sale of assets, or certain other similar events affecting Centura and/or Centura's subsidiaries. Shares that are subject to terminated, expired, forfeited or canceled awards will be available for awards under the Plan. Within the aggregate limits on the amount of shares available for awards under the Plan, an employee will be limited in the amount of stock options and/or stock rights that may be granted to such employee under the Plan each calendar year. To the extent required by Section 162(m) of the Code and the regulations thereunder, an employee will be limited to stock options and/or stock rights each calendar year representing up to 50,000 shares of Centura Common Stock. If an employee receives awards for less than this amount (or for no amount) during a calendar year, the difference will be carried forward and added to the maximum award limits for future years. As of December 31, 1997, directors and executive officers have been granted restricted stock and non-qualified stock options in respect of 421,308 shares of Centura Common Stock under the Plan. The closing price of Centura Common Stock on the New York Stock Exchange Composite List on February 27, 1998, was $70 7/8.

     ELIGIBLE PARTICIPANTS. Eligible participants under the Plan include any director, executive, or key employee of Centura or Centura's subsidiaries as determined by the Committee, as well as any other persons whose participation the Committee determines is in the best interest of Centura. Centura presently estimates that the number of persons eligible to participate under the Plan is approximately 300 persons. The Committee has the exclusive right to select the persons who are eligible to receive awards under the Plan.

     TYPES OF AWARDS. The Committee is provided broad discretion under the Plan to determine the terms and conditions of the various types of awards that may be made under the Plan. The various forms of awards that may be made to participants under the Plan are described below.

     INCENTIVE STOCK OPTIONS. The Committee may grant tax-favored incentive stock options ("ISOs") to eligible participants under the Plan who are executives or key employees of Centura or Centura's subsidiaries selected by the Committee. ISOs may be granted at such time or times determined by the Committee until November 20, 2000, subject to certain conditions. The exercise price of an ISO may not be less than 100% of the fair market value of the Centura Common Stock at the time the ISO is granted. An ISO and any related stock right granted under the Plan must be exercised in whole or in part from time to time within 10 years from the date of grant, or such shorter period as specified by the Committee in the award.

Upon a termination of employment of the optionee with Centura or Centura's subsidiaries, the period of time during which an ISO or related stock right remains exercisable will be restricted. The aggregate fair market value of the shares of Centura Common Stock with respect to which ISOs are first exercisable during any calendar year by an eligible participant may not exceed $100,000. Under certain circumstances, the amount of an option granted in excess of the foregoing limitation will be treated as a non-qualified stock option. ISOs may not be granted under the Plan to any eligible participant who, at the time of the option grant, owns stock possessing more than 10% of the voting power of Centura, unless at the time of the grant the option price is at least 110% of the fair market value of the stock subject to the ISO and the option, by its terms, is not exercisable after the expiration of five years from the date of the grant. Subject to the limitation on the maximum number of shares of Centura Common Stock that may be issuable pursuant to the Plan as discussed under "Securities to be Offered" above, the number of shares of Centura Common Stock that may be subject to ISO awards under the Plan cannot exceed 100,000 shares.

     NON-QUALIFIED STOCK OPTIONS. The Committee may also grant non-qualified stock options ("NQSOs") to purchase shares of Centura Common Stock to eligible participants under the Plan at such time or times determined by the Committee. These stock options will not be eligible for the favorable tax treatment available to ISOs. The exercise price of a NQSO will be as established by the Committee in the agreement evidencing the award. Such exercise price may be less than 100% of the fair market value at the time of grant. A NQSO and any related stock right granted under the Plan will be exercisable in full or in part from time to time as specified by the Committee or in the award agreement. Upon termination of employment, the period of time during which the NQSO and any related stock right may be exercisable will be restricted. A NQSO may also be subject to such other terms and conditions, not inconsistent with the Plan, as determined by the Committee and specified in the award agreement.

     STOCK APPRECIATION RIGHTS. The Committee may also grant stock appreciation rights ("SARs") to eligible participants under the Plan either in connection with an ISO or a NQSO or independent of any related stock option. A SAR is a stock right that provides for an amount payable in shares of Centura Common Stock and/or cash, as determined by the Committee, equal to the excess of the fair market value of a share of Centura Common Stock on the date the stock right is exercised over the price at which a participant could exercise a related stock option to purchase the share of Centura Common Stock. Any SAR granted under the Plan in conjunction with a stock option will be subject to the same terms and conditions as the related stock option, including limits on transferability, and will be exercisable only to the extent the stock option is exercisable. If the related stock option terminates or lapses, the SAR will also terminate or lapse. Upon exercise of a SAR, the number of shares of Centura Common Stock subject to exercise under any related stock option will be reduced automatically by the number of shares of Centura Common Stock represented by the related stock option (or portion thereof) that is surrendered. The Committee is also empowered under the Plan, in its sole discretion, to grant limited stock appreciation rights ("Limited SARs"), which will become exercisable only upon a change in control and/or a potential change in control of Centura, as defined in the Plan, and may be settled only in cash. See "Effects of Change in Control" below.

     INCIDENTS OF STOCK OPTIONS AND STOCK RIGHTS. Each stock option (ISO or
NQSO) and stock right (SAR or Limited SAR) granted under the Plan will be subject to such terms and conditions, including employment requirements, not inconsistent with the Plan, as may be determined by the Committee. An ISO or related stock right under the Plan will not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by the participant or his or her guardian or legal representative. A NQSO or related stock right will be subject to the same transferability and exercisability restrictions unless otherwise determined by the Committee, in its sole discretion.

     The Committee is also authorized to amend outstanding NQSOs and related stock rights to provide for their transferability. The purchase price for shares of Centura Common Stock upon exercise of a stock option under the Plan will be payable in such amounts, at such times, and upon such terms as will be determined by the Committee, subject to any limitations set forth in the award agreement. The Committee may establish payment terms for the exercise of stock options that permit the participant to deliver shares of Centura Common Stock with a fair market value equal to the stock option exercise price as payment upon exercise of a stock option. No cash dividends will be paid on shares of Centura Common Stock subject to unexercised stock options under the Plan. The Committee, however, may, in its discretion, provide for the payment of "dividend equivalents" on shares of Centura Common Stock subject to an exercisable stock option under the Plan. The Committee may also, in its discretion, authorize payment of "interest equivalents" on dividend equivalents under the Plan.

     RESTRICTED STOCK. The Committee may also grant restricted stock awards as an incentive for the performance of future services that will contribute materially to the successful operation of Centura and Centura's subsidiaries. A restricted stock award will be an award of Centura Common Stock issued with the restriction that the holder may not sell, transfer, pledge, or assign such stock and with such other restrictions as the Committee, in its sole discretion, may impose, including a restriction on the right to vote such shares and the right to receive cash dividends. These restrictions lapse as the participant becomes vested. In addition to determining the applicable restrictions on restricted stock, which may include service or performance restrictions, the Committee may also in its discretion determine the purchase price, if any, to be paid for such restricted stock, the length of the time during which the restrictions will apply, and whether dividends and other distributions on the restricted stock will be paid currently to the participant or withheld for the account of the participant. Upon termination of a participant's employment with Centura or a Centura subsidiary prior to the lapse of restrictions, all shares of restricted stock then held by the participant will be forfeited, unless otherwise provided in the award agreement or determined by the Committee.

     DEFERRED STOCK. The Committee may also award shares of deferred stock to eligible participants. The Committee is empowered to determine the individuals to whom, and the time or times at which, awards of deferred stock may be made, the number of shares to be awarded, the price (if any) to be paid for the deferred stock, the time or times within which such awards may be subject to forfeiture, whether shares of deferred stock will accrue cash dividend equivalents, whether any tandem awards to guarantee a minimum value will be vested with the deferred stock and all other conditions of the deferred stock awards. The Committee may also condition awards of deferred stock upon the attainment of specified performance goals or such other factors or criteria as the Committee may determine. Deferred stock awards generally may not be sold, transferred, pledged, assigned, or otherwise encumbered during the deferral period, as specified by the Committee. The Committee may provide for payment of part of the deferred stock award in cash to satisfy tax withholding obligations in certain circumstances. Upon the expiration of the deferral period, certificates for shares of Centura Common Stock will be delivered to the participant representing the number of shares of Centura Common Stock covered by the deferred stock award. Upon termination of employment of a recipient of a deferred stock award with Centura or the Centura Subsidiaries, the deferred stock covered by an award will be forfeited by the participant, unless otherwise provided in the Plan, the applicable award agreement, or the Committee provides for accelerated vesting. A participant may elect to further defer receipt of deferred stock if approved by the Committee.

     STOCK AWARDS. The Committee may also award Centura Common Stock in payment of compensation that has been earned or as compensation to be earned, including, without limitation, compensation awarded concurrently with or prior to the grant of the stock award. Shares of Centura Common Stock subject to a stock award may be issued to the participant at the time the award is granted, or at any time subsequent thereto, or in installments from time to time, as determined by the Committee. A stock award will be subject to such terms and conditions, including, without limitation, restrictions on the sale or other disposition of the stock award or the shares of Centura Common Stock issued pursuant thereto and the right to receive dividends, as determined by the Committee.

     PERFORMANCE SHARES. The Committee may also award performance shares as an incentive for the performance of future services that will contribute materially to the successful operation of Centura and Centura's subsidiaries. A performance share under the Plan will be an award of a unit valued by reference to a designated number of shares of Centura Common Stock. Payment of such unit of value may be made to the participant in cash, Centura Common Stock, or any combination thereof as determined by the Committee, upon achievement of such performance objectives during the applicable performance period as the Committee may establish at the time of the award grant or thereafter in the case of significant events during the performance period. The Committee in its sole discretion may determine the participants to whom awards of performance shares will be made, the performance period, and/or the performance objectives applicable to such awards, the form of settlement of a performance share, and any other terms and conditions of such awards. Participants may in certain cases defer receipt of payment.

     OTHER STOCK-BASED AWARDS. The Committee may also authorize the grant of other awards of Centura Common Stock and other awards that are valued in whole or in part by reference to, or otherwise based on, Centura Common Stock. These other stock-based awards include, without limitation, convertible preferred stock, convertible debentures, exchangeable securities, phantom stock, and stock award options valued by reference to book value or performance. The Committee in its sole discretion is empowered to determine the participants eligible to receive other stock-based awards, the time or times at which such awards may be made, the number of shares of Centura Common Stock subject to such awards, vesting periods for such awards, the payment of "dividend equivalents" and all other terms and conditions of such awards. Shares of Centura Common Stock subject to other stock-based awards may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date on which the shares are issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses.

     EFFECTS OF CHANGE IN CONTROL. The Committee is granted broad discretion under the Plan to deal with awards under the Plan in the event of a change in control or a potential change in control of Centura, as defined in the Plan. Under such circumstances, the Committee will be authorized to take such action as it determines to be necessary or advisable, and fair and equitable to participants, with respect to awards under the Plan. The Committee's action may include, without limitation, establishing, amending, or waiving the forms, terms, conditions, and duration of an award and the award agreement, so as to provide for earlier, later, extended, or additional times for exercise or payments, differing methods for calculating payments, alternate forms and amounts of payment, and accelerated release of restrictions, or other modifications, all as more fully described in the Plan. The value of all stock options, stock rights, restricted stock, deferred stock, performance shares, stock awards and other stock-based awards may be cashed out, to the extent vested, unless the Committee determines otherwise at or after grant but prior to the change in control. The cash-out price shall be the highest price paid in any transaction reported on the New York Stock Exchange Composite Index or paid or offered in any bona fide transaction related to the change in control or potential change in control, all as described in the Plan. The Plan also allows the Committee in its sole discretion to grant Limited SARs, which become exercisable only in the event of a change in control and/or a potential change in control of Centura, subject to such terms and conditions as the Committee, in its sole discretion, may specify at grant. Limited SARs will be settled solely in cash. A Limited SAR will entitle the holder of the related stock option to surrender such stock option, or any portion thereof, to the extent unexercised, and to receive a cash payment equal to the difference between the SAR fair market value (at the date of surrender) of a share of Centura Common Stock for which the surrendered stock option or portion thereof is then exercisable, and the price at which a participant could exercise a related stock option to purchase the share of Centura Common Stock. For these purposes, the "SAR fair market value" means a value established by the Committee for the exercise of a SAR or Limited SAR.

     AMENDMENT AND TERMINATION. The Plan will continue in effect until terminated by Centura as provided in the Plan. Centura may amend or terminate the Plan as may be necessary or desirable to implement or discontinue the Plan or any provision thereof. No amendment to the Plan may be made without approval by Centura's shareholders that would make certain changes, including altering the group of persons eligible to participate in the Plan, increasing the maximum number of shares of Centura Common Stock available for awards under the Plan (except as otherwise provided thereunder), limiting or restricting the powers of the Committee in administering the Plan, or extending the period during which ISOs may be granted under the Plan. No amendment to or discontinuation of the Plan or any provision thereof may adversely affect any award previously granted to a participant under the Plan, without the written consent of such participant, unless the Committee terminates, forfeits or annuls an award if the participant competes against Centura or its subsidiaries or is terminated for cause, which may only occur prior to a change in control or a potential change in control. The Committee may convert an ISO to a NQSO.


Federal Income Tax Consequences

     The following is a summary of the federal income tax treatment under the Code of stock options, stock rights, and other stock awards under the Plan as of the date of this proxy statement. The federal income tax laws pertaining to the Plan are highly technical, and such laws are subject to change at any time. The following summary is not intended to be exhaustive and does not discuss any state and local taxes that may be associated with participation under the Plan.


     QUALIFIED OPTIONS. In general, no taxable income will be recognized by an optionee, and no tax deduction will be allowed to Centura, upon the grant or exercise of an ISO. The difference between the option price and the fair market value of the shares upon exercise, however, will be a preference item subject to the federal alternative minimum tax. If the optionee makes a "disqualifying disposition" of the shares of Centura Common Stock acquired through the exercise of an ISO before the later to occur of (1) two years from the date of the grant of the ISO, or (2) one year after the date of the transfer of the shares to him (the "Holding Period"), the optionee must include as ordinary income the gain realized on that disposition to the extent of the lesser of (1) the fair market value of the Centura Common Stock on the date of exercise of the ISO minus the option price, or (2) the amount realized on the disposition minus the option price. Upon the occurrence of a "disqualifying disposition," Centura will generally be entitled to deduct, as compensation paid, the amount so included in income by the optionee. If the optionee has held the shares for the requisite Holding Period prior to the disposition, the optionee will be taxed according to the rules of sales and exchanges generally, and Centura will not be entitled to a tax deduction by reason of the disposition. An optionee who exercises an option under the Plan may be allowed to pay for his shares with cash or with shares of Centura Common Stock, including shares acquired in a prior ISO exercise. Generally, such payment would not give rise to recognition by the optionee of gain or loss. If, however, an optionee exercises an option and pays for the shares upon exercise with shares that the optionee acquired in a prior ISO exercise and has not held for the requisite Holding Period, the optionee will be taxed on the disposition of the shares acquired in the prior ISO exercise as if a "disqualifying disposition" of those shares had occurred.

     NON-QUALIFIED OPTIONS. An optionee granted a NQSO realizes no taxable income upon receipt of the NQSO, but is deemed to have realized ordinary taxable income equal to the excess of the fair market value of the stock acquired at the time of the exercise of the NQSO, over the option price paid, unless at the time of exercise the stock remains subject to a "substantial risk of forfeiture" as defined in Section 83 of the Code. Whether an optionee who exercises a NQSO under the Plan will acquire the stock subject to such risk will depend upon the terms of the NQSO award as determined by the Committee and set forth in the agreement evidencing the award. For a discussion of the income tax treatment when a participant acquires Centura Common Stock subject to a "substantial risk of forfeiture," see "Restricted Stock" below. Centura is required for federal income tax purposes to withhold tax on the amount of income realized by the optionee in the transaction. In general, when a NQSO is exercised by the exchange of previously acquired stock, the optionee receives a tax-free exchange and basis carryover for old shares for an equivalent number of new shares. The basis for any additional shares will equal the sum of the amount included in gross income by reason of the exercise of the NQSO, plus any amount of cash paid by the optionee upon the exercise of the NQSO. Centura will generally be entitled to a deduction for federal income tax purposes in the year the optionee must report the income in an amount equal to the ordinary income realized by the optionee as a result of exercise of his NQSO. Some variations on the federal income tax consequences described above may occur with respect to NQSOs that may be granted with transferability provisions authorized by the Committee and included in an award agreement.

     STOCK RIGHTS. Generally, the grant of a stock right to a participant under the Plan will not require a recognition of taxable income. Upon the exercise of a stock right, however, payments received by the participant will be included in that participant's income as compensation in that year. If payment is made in cash, that amount of cash must be recognized as income. If the stock right is paid in Centura Common Stock, income will be recognized in the amount of the fair market value of the Centura Common Stock. Centura will generally be entitled to a deduction for compensation in such amount in its taxable year in which the participant's taxable year of income inclusion ends (subject to applicable withholding requirements).

     RESTRICTED STOCK. A recipient of restricted stock (or any other stock award under the Plan that is subject to a "substantial risk of forfeiture") generally will be subject to tax at ordinary income rates on the excess of the fair market value of the restricted stock (or other stock award) at such time the stock is no longer subject to forfeiture and restrictions on transfer for purposes of Section 83 of the Code over the purchase price, if any, of such restricted stock (or other stock award). However, a recipient who so elects under Section 83(b) within 30 days of the date of transfer of the shares will have ordinary taxable income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted stock (or other stock award). Centura will generally be entitled to a deduction for federal income tax purposes in the year the participant must report the income in an amount equal to the ordinary income realized by the participant as a result of the restricted stock or other stock award (subject to applicable withholding requirements).

     DEFERRED STOCK. The recipient of a deferred stock award under the Plan will generally be subject to tax at ordinary income rates on the fair market value of the deferred unrestricted stock on the date that such stock is transferred to the participant under the award. Generally, a participant will be subject to tax when the payment is received or deemed to be constructively received. Centura will generally be entitled to a deduction for federal income tax purposes in the year the participant must report the income in an amount equal to the ordinary income realized by the participant as a result of the deferred stock award (subject to applicable withholding requirements).

     STOCK AWARDS. Unrestricted awards of Centura Common Stock will be taxable to the participant and deductible by Centura at the time of the award in an amount equal to the fair market value of the shares at that time. If the shares are subject to forfeitability and nontransferability restrictions, the federal income tax consequences will be as described under "Restricted Stock" above. Centura will be entitled to a deduction for federal income tax purposes in the year the participant must report the income in an amount equal to the ordinary income realized by the participant as a result of the stock award (subject to applicable withholding requirements).

     PERFORMANCE SHARES. A participant granted an award of performance shares will not recognize income at the time of grant but generally will recognize ordinary income when the award is settled (either at the conclusion of the performance period or at the end of the deferral period elected by a participant). Generally, a participant will be subject to tax when the payment is received or deemed to be constructively received. The amount of ordinary income recognized will be equal to the sum of the cash received, if any, plus the then fair market value of the shares of Centura Common Stock received. Centura will generally be entitled to a deduction for federal income tax purposes in the year the participant must report the income in an amount equal to the ordinary income realized by the participant as a result of the performance share award (subject to applicable withholding requirements).

     OTHER ISSUES AFFECTING TAXATION. The Plan authorizes the acceleration of payment of awards and related shares of Centura Common Stock in the event of a change in control or potential change in control of Centura, as defined in the Plan. Such acceleration of payment may cause part or all of the consideration involved to be treated as a "parachute payment" under the Code, which may subject the recipient thereof to a 20% excise tax and which may not be deductible by Centura. In general, Section 162(m) of the Code limits the Company's federal income tax deductions for each of the chief executive officer and the four highest compensated officers to $1 million in any year, with certain exceptions. Among those exceptions are certain performance-based compensation, including stock options and stock appreciation rights. The Plan was designed so that this exception could be used to apply to stock options, stock appreciation rights and performance awards granted under the Plan as to which the Committee has no right to change performance goals after the date of grant.


New Plan Benefits

     As of the date hereof, no additional stock options, restricted stock awards, stock appreciation rights, phantom stock, performance shares, deferred stock, other stock based awards or other form of equity compensation have been granted or allocated under the Plan, as amended by the Amendment, to any eligible participants. The benefits or amounts that will be received by or allocated to the Named Executive Officers, the non-executive director group, the executive group and the non-executive employee group under the Plan, as amended by the Amendment, if any, are not determinable at this time. For a summary of stock option grants, restricted stock awards and the dollar value of such grants or awards made under the Plan in fiscal year 1997, see "Executive Compensation -- Summary Compensation Table," "Option Grants in Respect of Last Fiscal Year" and "Board Compensation Committee Report on Executive Compensation."


                CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     From time to time, Centura Bank extends credit to executive officers and directors of Centura, members of their immediate families, and companies with which they are associated, in the ordinary course of their business. During 1997 and through January 31, 1998, the highest aggregate amount of such extensions of credit was approximately $24.5 million (approximately 5% of Centura's equity capital). At December 31, 1997, executive officers and directors, and their immediate families or related entities, as a group, were indebted to Centura Bank in the approximate aggregate amount of $22.3 million (approximately 4% of Centura's equity capital). All extensions of credit to executive officers and directors were made in the ordinary course of business and on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated parties. These loans do not involve more than the normal risk of collectibility or present other unfavorable features. Centura Bank has had, and expects to have in the future, similar banking transactions with directors, executive officers, principal stockholders, and their associates.

     In November 1997, Centura acquired Betts & Company, an insurance agency, of which Thomas A. Betts, Jr., a Centura director, was a partner. The transaction was on an arms-length basis and Mr. Betts took no part in the deliberations of the Board of Directors regarding the transaction.

     In November 1996, Centura acquired CLG, Inc., a technology leasing company headquartered in Raleigh, North Carolina ("CLG"). Following its acquisition by Centura, CLG entered into a lease with Painter Properties, which is 100% owned by Mr. Painter, for CLG's main administrative office building in Raleigh, North Carolina, providing for total aggregate rental payments over the term of the lease of approximately $632,200.

     Centura Bank has entered into a lease with Cameron-Edenton Company for a drive-in bank facility in Edenton, North Carolina, which provides for total aggregate rental payments over the term of the lease of approximately $314,400. Charles M. (Terry) Reeves, III, a director of Centura, is a 50% partner in Cameron-Edenton Company.

     Centura Bank has entered into a lease with Wren Land Company for a drive-up banking facility and administrative offices in Wilson, North Carolina, which provides for total aggregate rental payments over the term of the lease of approximately $526,000. George T. Stronach III, a director of Centura, owns one-third of Wren Land Company.

     Charles T. Lane, a director of Centura, is a partner in the law firm of Poyner & Spruill, L.L.P., which firm performed legal services for Centura and Centura Bank during 1997. During 1997, fees paid to Poyner & Spruill, L.L.P. by Centura for legal services were, in the aggregate, $1,707,222, which exceeded five percent of Poyner & Spruill, L.L.P.'s gross revenues.

     O. Tracy Parks, III, a director of Centura, is a partner in the law firm Parks, Pate & Scarborough, L. L. P., which firm performed legal services for Centura Bank during 1997. During 1997, fees paid to Parks, Pate & Scarborough, L.L.P. by Centura Bank for legal services did not exceed five percent of the firm's gross revenues.


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

                             SELECTION OF AUDITORS

     KPMG Peat Marwick LLP, Certified Public Accountants ("Peat Marwick"), served as independent public accountants for the purpose of auditing Centura's consolidated financial statements for the year 1997. A representative of Peat Marwick is expected to be present at the Annual Meeting to answer questions concerning the financial statements presented and will be permitted to make a statement at the meeting.


                             SHAREHOLDER PROPOSALS

     It is anticipated that Centura will hold its 1999 annual meeting of shareholders in April 1999. Shareholders wishing to submit proposals for inclusion in the Centura proxy statement for the 1999 annual meeting must submit such proposals to the Secretary of Centura by November 11, 1998, in order to be considered for inclusion in the proxy materials for such meeting. The Board of Directors of Centura will review any shareholder proposal that is received by this date and will determine whether any such proposal should be included in the proxy solicitation materials for the 1999 annual meeting. Proposals so presented may be excluded from the proxy solicitation materials if they fail to meet certain criteria established under the Exchange Act. Shareholders are urged to submit any such proposal to Centura by certified mail, return receipt requested.


                                 OTHER MATTERS

     As of the date of this proxy statement, the Board of Directors of Centura knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this proxy statement. However, if any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy will be deemed to confer discretionary authority upon the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.


                                              /s/ Cecil W. Sewell, Jr.
                                                  Cecil W. Sewell, Jr.
                                                  Chairman of the Board and
                                                  Chief Executive Officer

By order of the Board of Directors
March 11, 1998


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

                                  APPENDIX I
               DESCRIPTION OF PROPOSED AMENDMENT TO OMNIBUS PLAN

Corporate Authorization of the Amendment

     At its meeting on February 18, 1998, the Centura Banks, Inc. Board of Directors, on the recommendation of its Compensation Committee, adopted the following resolutions:

   WHEREAS, Centura Banks, Inc. ("Centura") has previously established and adopted the Centura Banks, Inc. Omnibus Equity Compensation Plan (the "Plan"), which was last amended and restated effective April 16, 1997; and

   WHEREAS, Centura, as Employer under the Plan, reserves the right to amend or modify the Plan at any time; and

   WHEREAS, management and the Compensation Committee of this Board of Directors have recommended that the number of shares available for awards under the Plan (exclusive of shares authorized under the "evergreen" provision thereof) be increased from 1,500,000 to 3,000,000, and this Board of Directors has determined, after a thorough evaluation of this matter, that such increase is in the best interest of Centura;

   NOW, THEREFORE, BE IT RESOLVED, that, subject to the approval of the shareholders of Centura, amendment of the Centura Banks, Inc. Omnibus Equity Compensation Plan to increase the aggregate number of shares available for awards under the Plan (exclusive of shares authorized under the "evergreen" provision of Section 3.6 thereof) from 1,500,000 shares to 3,000,000 shares be, and it hereby is, authorized, approved and adopted;

   FURTHER RESOLVED, that the 3,000,000 shares (and any increases in such number by operation of the Plan's "evergreen" provisions) available for awards under the Plan, as amended, be, and they hereby are, authorized and reserved for issuance in accordance with the terms of the Plan; and

   FURTHER RESOLVED, that the Chairman and Chief Executive Officer, any Group Executive Officer, the Chief Financial Officer, and the General Counsel be, and each of them hereby is, authorized and directed to execute and deliver any documents and instruments and to do any and all such additional acts and things as may be necessary and appropriate, in the executing officer's sole discretion, to give full effect to the foregoing resolutions.


Text of the Amendment

     In order to implement the proposed Amendment:

     Section 1.3 shall be amended in its entirety to read as follows:

      The Plan shall be effective November 20, 1990 (the "Effective Date"), as amended and restated effective April 21, 1993, as further amended and restated effective April 16, 1997, and as further amended effective April 15, 1998, subject to the approval of Section 3.6 of the Plan by a majority of the votes cast on the issue by the holders of the Corporation's Common Stock at the first meeting of stockholders at which directors are to be elected that occurs after December 31, 1997.

     Section 2.33 shall be amended in its entirety to read as follows:

      "Plan" means the Centura Banks, Inc. Omnibus Equity Compensation Plan, as amended April 15, 1998, and as further amended from time to time.

   Section 3.6 shall be amended in its entirety to read as follows:

         The aggregate number of shares of Stock which are subject to an Award under the Plan shall be three million (3,000,000) shares, plus four percent (4%) of any increase, other than any increase due to Awards under this Plan or any other similar plan of the Corporation, in the number of authorized and issued shares of Stock above the number of authorized and outstanding shares as of the Effective Date. Such shares of Stock shall be made available from authorized and unissued shares of the Corporation.

         (a) If, for any reason, any shares of Stock or Performance Shares awarded or subject to purchase under the Plan are not delivered or purchased, or are reacquired by the Corporation, for reasons including, but not limited to, a forfeiture of Restricted Stock or termination, expiration or cancellation of a Stock Option, Stock Right or Performance Share, or any other termination of an Award without payment being made in the form of Stock

            (whether or not Restricted Stock), such shares of Stock or Performance Shares shall not be charged against the aggregate number of shares of Stock available for Award under the Plan.

         (b) For all purposes under the Plan, each Performance Share awarded shall be counted as one share of Stock subject to an Award.

         (c) To the extent a Stock Right granted in connection with a Stock Option is exercised without payment being made in the form of Stock (whether or not Restricted Stock), the shares of Stock which otherwise would have been issued upon the exercise of such related Stock Option shall not be charged against the aggregate number of shares of Stock subject to an Award under the Plan, and shall be available for Award under the Plan.


Miscellaneous Authorization

     In addition to the foregoing, the authorizing resolutions relating to the Amendment authorize the officers of Centura named therein to take such further steps as are necessary to give effect to the Amendment. In like manner, the approval of Centura's shareholders of the Proposal under which the Amendment is proposed to be approved will authorize such officers to take such further necessary actions.


                                      I-29